UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Brown-Forman Corporation

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June 25, 2010

Dear Brown-Forman Stockholder:

It is our pleasure to invite you to attend Brown-Forman Corporation’s 2010 Annual Meeting of Stockholders, which will be held:

Thursday, July 22, 2010
9:30 A.M. (Eastern Daylight Time)
Brown-Forman Conference Center
850 Dixie Highway
Louisville, Kentucky 40210

We enclose herewith our Notice of Annual Meeting, Proxy Statement, and 2010 Annual Report to Stockholders.

Your vote is very important to us. Class A stockholders are urged to complete and return your proxy card as soon as possible, whether or not you plan to attend the Annual Meeting.

We hope to see you on July 22. On behalf of the Board of Directors, thank you for your continued support.

Very truly yours,

Paul C. Varga, Chairman and Chief Executive Officer	Geo. Garvin Brown IV, Presiding Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS

Brown-Forman Corporation will hold its Annual Meeting for holders of our Class A common stock in the Conference Center at our corporate offices, 850 Dixie Highway, Louisville, Kentucky 40210, at 9:30 A.M. (Eastern Daylight Time), on Thursday, July 22, 2010.

We are holding this meeting for the following purposes, which are described more fully in the accompanying Proxy Statement:

▪	To elect a board of eleven directors;

▪	To transact such other corporate business as may properly come before the meeting.

Only Class A stockholders of record at the close of business on June 14, 2010, are entitled to vote at the meeting. Class A stockholders may vote either in person or by proxy. Holders of Class B common stock are welcome to attend the meeting but may not vote. We are not asking for proxy cards from Class B stockholders. We will not close the stock transfer books in advance of the meeting.

If you are a Class A stockholder, whether or not you plan to attend the meeting, PLEASE complete, sign, and date the enclosed proxy card and return it promptly in the enclosed envelope. Submitting a proxy will not affect your right to vote your shares differently if you attend the meeting in person.

Louisville, Kentucky
June 25, 2010

By Order of the Board of Directors
Matthew E. Hamel, Secretary

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 22, 2010:

The Notice of Annual Meeting, Proxy Statement, and 2010 Annual Report to Stockholders
are available at www.brown-forman.com/proxy

PROXY STATEMENT

QUESTIONS AND ANSWERS

This section sets forth certain frequently asked questions and answers about the Proxy Statement and the Annual Meeting.

Q:	Why did I receive these proxy materials?

A:	The Board of Directors of Brown-Forman Corporation is soliciting proxies for the 2010 Annual Meeting of Stockholders. The meeting will take place on Thursday, July 22, 2010, at 9:30 A.M. (Eastern Daylight Time), in the Conference Center at our corporate offices, 850 Dixie Highway, Louisville, Kentucky 40210. We are providing you with these proxy materials so that you may cast your vote knowledgeably on the matters to be considered at the Annual Meeting. We will begin mailing this Proxy Statement and accompanying materials on or about June 25, 2010, to holders of record of our Class A common stock at the close of business on June 14, 2010, the record date for the 2010 Annual Meeting.

Q:	When is the record date and what does it mean?

A:	The Board has set June 14, 2010, as the record date for the 2010 Annual Meeting. Holders of our Class A common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting. If you purchased Class A common stock after the record date, you may vote those shares only if you receive a proxy to do so from the person who held the shares on the record date.

Q:	May holders of Class B common stock vote at the meeting?

A:	Holders of shares of Class B common stock are not entitled to vote on any of the matters to be considered at the 2010 Annual Meeting of Stockholders but are welcome to attend.

Q:	What am I voting on?

A:	The only matter to be voted on this year is the election of our Board of Directors. Class A stockholders may also vote on any other matter that is properly brought before the meeting.

Q:	How does the Board recommend I vote?

A:	Our Board unanimously recommends that you vote your shares “FOR” the election of each of the nominees to the Board.

Q:	What is the proxy card for?

A:	By completing and signing the proxy card, you authorize the individuals named on the card to vote your shares for you, in accordance with your instructions. If you grant a proxy, the persons named as proxy holders will also have the obligation and authority to vote your shares as they see fit on any other matter properly presented for a vote at the meeting. If for any unforeseen reason a director nominee is not available to serve, the persons named as proxy holders may vote your shares at the meeting for another nominee. The proxy holders for this year’s Annual Meeting are Geo. Garvin Brown IV, Paul C. Varga, and Matthew E. Hamel.

Q:	What should I do if I receive more than one proxy card?

A:	It is important that you complete, sign, and date each proxy card and each voting instruction card that you receive, because they represent different shares.

Q:	How will my dividend reinvestment and employee stock purchase plan shares be voted?

A:	Shares of Class A common stock held by participants in Brown-Forman’s dividend reinvestment and employee stock purchase plans are included in your holdings and reflected on your proxy card. The shares will be voted as you direct.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	We are not aware of any business to be acted upon at the Annual Meeting other than the election of directors. If you grant a proxy, the persons named as proxy holders will have the obligation and authority to vote your shares as they see fit on any additional matters properly presented and brought to a vote at the meeting.

Q:	What is the difference between a “stockholder of record” and a “street name” holder?

A:	If your shares are registered in your name with our stock transfer agent, Computershare, you are considered to be the “stockholder of record” of those shares. The proxy materials have been sent to stockholders of record directly by Brown-Forman Corporation. As a stockholder of record, you have the right to grant your voting proxy to the proxy holders named above, or to vote in person at the meeting. Only stockholders of record may vote in person at the Annual Meeting. If your shares are held in a stock brokerage account or by a bank, your shares are held in “street name.” The proxy materials have been forwarded to you in a mailing from your broker or bank, which is, for those shares, the “stockholder of record.” You have the right to direct your broker or bank how to vote your street name shares by using the voting instruction card included in the mailing.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	A majority of the outstanding shares of our Class A common stock must be present in person or represented by proxy to constitute a quorum to conduct business at the Annual Meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on a matter on the proxy card because the broker does not have discretionary voting power for the particular item and has not received instructions from the beneficial owner.

Q:	What is a “broker non-vote”?

A:	If your Class A shares are held in street name (which means they are held of record by a broker), you must instruct your broker how to vote the shares, or your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote. Due to a recent change in the New York Stock Exchange Rules, brokers no longer have discretionary authority to vote for the election of directors without instructions from the beneficial owner. This represents a change from prior years, when brokers had discretionary voting authority in the election of directors. Accordingly, if your Class A shares are held in street name, it is particularly important that you instruct your broker how you wish to vote your shares if you want your shares to be voted in the election of directors at the Annual Meeting.

Q:	What is “householding” and how does it affect me?

A:	“Householding” is a procedure approved by the Securities and Exchange Commission (“SEC”) that permits the delivery of a single Proxy Statement and annual report to multiple stockholders who share the same address and last name. Each stockholder in that household receives his or her own proxy card. We participate in householding to reduce our printing costs and postage fees, and to facilitate voting in households where shares may be held in multiple names and accounts. If you share an address with another stockholder and receive multiple copies of the proxy materials, you may request householding by writing or e-mailing our Secretary,

Matthew E. Hamel, 850 Dixie Highway, Louisville, Kentucky 40210, or e-mailing him at Secretary@b-f.com. The proxy materials are available at www.brown-forman.com/proxy. You also may request additional copies at any time by writing or e-mailing our Secretary. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address next year, you may do so at any time prior to thirty days before the mailing of proxy materials (proxy materials are typically mailed in late June), by writing to our Secretary at the above address.

Q:	What if I submit a proxy card and then change my mind as to how I want to vote?

A:	If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date, by providing our Secretary with written notice of revocation of your proxy, or by attending the meeting and casting your vote in person. To change your vote for shares you hold in street name, you will need to follow the instructions in the materials your broker or bank provides you.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce the results at the Annual Meeting and to issue a press release on the day of the Annual Meeting. In addition, we will report the results of our director elections by filing a Form 8-K with the SEC within four business days following the Annual Meeting.

Q:	Whom may I call with questions about the Annual Meeting?

A:	For information about your stock ownership, or for other stockholder services, please contact Linda Gering, our Stockholder Services Manager, at (502) 774-7690, or Linda_Gering@b-f.com. For information about the meeting itself, please contact Matthew E. Hamel, our Secretary, at (502) 774-7631, or Secretary@b-f.com.

Q:	Who pays for the expenses of this proxy solicitation?

A:	Brown-Forman bears the cost of soliciting proxies. We will begin mailing this Proxy Statement and accompanying materials on or about June 25, 2010. Also beginning on June 25, 2010, our directors, officers, and other employees may solicit proxies by regular or electronic mail, phone, fax, the Internet or in person. Directors, officers and employees of the Company will receive no additional compensation for soliciting proxies. We will reimburse banks, brokers, nominees, and other fiduciaries for their reasonable charges and expenses incurred in forwarding our proxy materials to the beneficial owners of our stock held in street name. In addition, we have retained Proxy Express, Inc., to assist with the distribution of proxy materials for a fee of approximately $15,000, plus associated expenses.

INTRODUCTION

This section describes the purpose of this Proxy Statement, who may vote, and how to vote.

Purpose. The Board of Directors of Brown-Forman Corporation is sending you this Proxy Statement to solicit proxies for use at the 2010 Annual Meeting of Stockholders, which will be held Thursday, July 22, 2010, at 9:30 A.M. (Eastern Daylight Time) at Brown-Forman Corporation, 850 Dixie Highway, Louisville, Kentucky. We will begin mailing this Proxy Statement and accompanying materials on or about June 25, 2010, to holders of record of our Class A common stock at the close of business on June 14, 2010, the record date for the 2010 Annual Meeting.

Also beginning on June 25, 2010, our directors, officers, and other employees may solicit proxies by regular or electronic mail, phone, fax, the Internet or in person. Brown-Forman will pay all solicitation costs. Directors, officers and employees of the Company will receive no additional compensation for soliciting proxies. We will reimburse banks, brokers, nominees, and other fiduciaries for their reasonable charges and expenses incurred in forwarding our proxy materials to the beneficial owners of our stock held in street name. In addition, we have retained Proxy Express, Inc., to assist with the distribution of proxy materials for a fee of approximately $15,000, plus associated expenses.

We are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2010 Annual Report to Stockholders are available at www.brown-forman.com/proxy. Please complete, sign, date, and return the enclosed proxy card at your earliest convenience.

Voting Stock. We have two classes of common stock, Class A and Class B. Only holders of Class A common stock may vote at the 2010 Annual Meeting. As of the close of business on the record date, June 14, 2010, we had outstanding 56,595,266 shares of Class A common stock.

Voting Rights. If you were a Class A stockholder on June 14, 2010, you may cast one vote for each share registered in your name. You may vote your shares either in person or by proxy. To vote by proxy, please complete, sign, date, and return the enclosed proxy card. Granting a proxy will not affect your right to vote shares registered in your name if you attend the meeting and want to vote in person. You may revoke a proxy at any time before it is voted by sending our Secretary written notice of your revocation at the following address: Matthew E. Hamel, 850 Dixie Highway, Louisville, Kentucky 40210; by issuing a new proxy; or by attending the meeting in person and casting your vote there. For any shares you hold in street name, you must submit voting instructions to the stockholder of record (typically your broker or bank) in accordance with the instructions they provide. To revoke your proxy, you must comply with the directions they provide. The proxy holders will vote all shares represented by effective proxies in accordance with the terms stated in the proxy. The proxy holders for this year’s Annual Meeting are Geo. Garvin Brown IV, Paul C. Varga, and Matthew E. Hamel.

A majority of the outstanding shares of our Class A common stock must be present in person or represented by proxy to constitute a quorum to conduct business at the Annual Meeting. In the election of directors, a nominee will be elected if he or she receives a majority of the votes cast. A majority of the votes cast means that the number of shares voted for a director must exceed the number of shares voted against that director (with abstentions and broker non-votes not counted as votes cast.) An affirmative vote of the majority of the shares represented at the meeting must approve any other matter properly presented and brought to a vote at the meeting.

CORPORATE GOVERNANCE

This section describes our corporate governance practices in light of the corporate governance rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.

As a publicly traded, family-controlled company, Brown-Forman enjoys a rare governance opportunity, whereby members of our controlling stockholder group participate directly on our Board of Directors. We believe this governance structure confers a distinct competitive advantage upon the Company, due largely to the long-term ownership perspective of the Brown family. This advantage is sustained by a careful balancing of the roles of our three primary stakeholders: our Board of Directors, Company management, and our stockholders – including in particular, the Brown family.

Brown-Forman is a “Controlled Company”.

Our Board has determined that Brown-Forman is a “controlled company” within the meaning of the New York Stock Exchange (“NYSE”) rules. A controlled company is one in which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. The Brown family control group owns substantially more than 50% of our Class A voting stock, the overwhelming majority of which historically has voted in favor of the directors proposed by the Board.

Controlled companies are exempt from NYSE listing standards that require a board composed of a majority of independent directors, a fully independent nominating/corporate governance committee, and a fully independent compensation committee. We avail ourselves of the exemptions from having a board composed of a majority of independent directors and a fully independent nominating/corporate governance committee. Notwithstanding the available exemption, our Compensation Committee is composed exclusively of independent directors.

Our Board of Directors.

To Brown-Forman, one of the primary benefits of being a controlled company under the NYSE rules is the exemption from the requirement of having a Board composed of a majority of independent directors. This enables greater participation by members of our controlling stockholder group on our Board of Directors and direct participation by members of our controlling stockholder group on our Corporate Governance and Nominating Committee.

Our Board of Directors is the policy-making body that is ultimately responsible for the business success and ethical climate of the Company. The Board oversees the performance of our senior management team, which is responsible for leading and operating the Company’s business. The Board’s primary responsibilities include retention, evaluation and succession planning for the Company’s Chief Executive Officer and its Presiding Chairman of the Board, as well as oversight of the Company’s corporate strategy, financial condition, executive compensation policies and practices, and enterprise risk management. The Board of Directors may retain such independent advisors as it deems necessary or appropriate to the performance of its duties. The Board conducts an annual self-assessment to determine whether it and its committees are functioning effectively.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines that provide a framework for the conduct of the Board in the exercise of its duties. These guidelines set forth director qualification standards and responsibilities, meeting and attendance requirements, committee composition requirements and responsibilities, policies related to director compensation, director access to management and independent advisors, and an annual self-evaluation requirement for the Board, among other things. The Corporate Governance Guidelines are published on our website at www.brown-forman.com/company/governance.

Director Service. The Board of Directors is authorized to fix the number of directors to serve on the Board from time to time, within a range of three to seventeen members. Directors are elected each year at the Annual Meeting by a majority vote of our Class A stockholders. Once elected, a director holds office until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified, unless he or she first resigns, retires, or is removed. A director may not stand for re-election to the Board after he or she has reached the age of 71. In exceptional circumstances, and upon recommendation of the Corporate Governance and Nominating Committee, the Board may request a director to remain on the Board until a given date, if it finds that such service would be of significant benefit to the Company. Board member service beyond the age of 71 must be approved by the affirmative vote of two-thirds of the directors, excluding the participation and vote of the director concerned. The Board has determined that William M. Street’s continued service as director and Chair of the Audit Committee would be of significant value and benefit to Brown-Forman. Thus, the Board has requested that Mr. Street stand for election at the 2010 Annual Meeting for an additional term, and Mr. Street has agreed to do so. Directors are not subject to term limits.

Independent Directors. Under NYSE rules, a director qualifies as “independent” if the board of directors affirmatively determines that the director has no material relationship with the listed company. While the focus of the inquiry is independence from management, the board is required to consider broadly all relevant facts and circumstances in making an independence determination. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Our Board recognizes the value of having independent directors on the Board and has determined that five of our eleven director nominees have no material relationship with the Company and are therefore independent under NYSE standards. These are Directors Patrick Bousquet-Chavanne, John D. Cook, Richard P. Mayer, William E. Mitchell and William M. Street. In making its determination of independence with regard to Mr. Street, the Board considered Mr. Street’s prior employment with the Company and his substantial Class A stock holdings. The Board believes that these relationships do not interfere with Mr. Street’s ability to exercise independent judgment in the performance of his duties as director. In addition, the Board determined that Donald G. Calder, who served as a director during fiscal 2010 until his retirement on July 23, 2009, was independent under NYSE standards.

The Board determined that Geo. Garvin Brown IV, Paul C. Varga, and James S. Welch, Jr. are not independent because they are members of Company management. The Board determined that Dace Brown Stubbs is not independent because she has an immediate family member who is employed by the Company. The Board elected not to make a determination with respect to the independence of Martin S. Brown, Jr., and Sandra A. Frazier.

Brown Family Directors. The Company believes that it is strategically important for Brown family members to be actively engaged in the oversight of the Company, including by serving on the Board of Directors. Through participation on the Board, the Brown family’s long-term perspective is brought to bear, in some measure, upon each and every Board consideration. Brown family directors serve as an effective intermediary between the Board and the controlling family stockholder group. Board service also provides the family with an active means by which to watch over their collective investment. Current Brown family member directors are: Geo. Garvin Brown IV, Martin S. Brown, Jr., Sandra A. Frazier, and Dace Brown Stubbs.

Management Directors. The Company also believes that it is essential, from a corporate governance standpoint, that Company management be represented on the Board of Directors. Current Board members who are also members of Company management are: Geo. Garvin Brown IV, Paul C. Varga, and James S. Welch, Jr.

Board Meetings. The Board held six regular meetings and a two-day strategy meeting during fiscal 2010. Absent an appropriate reason, attendance is expected for the full meeting by all directors at the Company’s Annual Meeting of Stockholders, at all Board meetings, and at all meetings of each committee of which a director is a member. All of our director nominees attended all meetings of the Board and Board committees on which they served during fiscal 2010, except for one director who attended 83% of such meetings. Ten of the eleven directors then serving were present at the 2009 Annual Meeting of Stockholders.

Executive Sessions. NYSE rules require non-management directors to meet at regularly scheduled executive sessions without management present. Our non-management directors held two meetings in fiscal 2010. Richard P. Mayer, Chair of the Corporate Governance and Nominating Committee, served as the presiding director for these meetings. NYSE rules also require companies whose group of non-management directors includes directors who are not “independent” under NYSE listing standards to hold an executive session of just the independent directors at least once per year. Our independent directors held two such meetings in fiscal 2010. Mr. Mayer was the presiding director for those meetings as well.

Board Committees. Our Board has the following four standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Executive Committee. Each Board committee operates pursuant to a written charter. Copies of the charters are posted on our corporate website at www.brown-forman.com/company/governance. Each Board committee conducts an annual self-evaluation (except the Executive Committee, which is evaluated by the full Board periodically) and may hire independent advisors, as it deems necessary or appropriate. The Board believes that transparency is a hallmark of good corporate governance. All directors are invited to attend meetings of committees on which they do not sit, which ensures the transparency of committee decision-making.

The following chart sets forth our current Board committee membership.

Board Committee Membership

Corporate
Governance &
Name of Director	Audit	Compensation	Nominating	Executive

Patrick Bousquet-Chavanne		X	X
Geo. Garvin Brown IV			X	X
John D. Cook	X	X
Richard P. Mayer		Chair	Chair
William E. Mitchell	X
William M. Street	Chair *
Paul C. Varga				X
James S. Welch, Jr.				X

*	Audit Committee Financial Expert

Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements, audit process, system of internal controls, assessment and management of enterprise risk, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence, and performance, and the performance of the Company’s internal audit function. The committee’s responsibilities include, among other things, the preparation of the Audit Committee Report that appears in this Proxy Statement on page 21.

John D. Cook, William E. Mitchell and William M. Street (Chair) serve on the Audit Committee of our Board of Directors. Donald G. Calder served on the committee during fiscal 2010 until his retirement on July 23, 2009. The Audit Committee held eight meetings during fiscal 2010.

In addition to the NYSE requirement that each audit committee member satisfy the NYSE director independence standards, audit committee members must comply with the independence standards mandated by Section 301 of the Sarbanes-Oxley Act and set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Each member of our Audit Committee satisfies these standards. The Board has determined that each member of our Audit Committee is “financially literate” within the meaning of the NYSE rules. Mr. Street serves as the designated “audit committee financial expert.”

Compensation Committee. The Compensation Committee assists the Board in fulfilling the Board’s duties relating to the compensation of our directors, officers and employees. The committee’s responsibilities include, among other things, determining the compensation of the Chief Executive Officer; reviewing and approving the compensation of the Presiding Chairman of the Board; approving incentive compensation plan design and changes thereto for the Chief Executive Officer and other senior executive officers; assisting the Board in its oversight of risk related to the Company’s compensation policies and practices; overseeing the preparation of the Compensation Discussion and Analysis that appears in this Proxy Statement beginning on page 25; preparing the Compensation Committee Report that appears in this Proxy Statement on page 35; and leading the evaluations of the performance of the Chief Executive Officer and the Presiding Chairman of the Board.

The committee has retained Frederic W. Cook & Co. as its independent compensation consultant. For additional information on the services provided by and the fees paid to the Cook firm, as well as the Committee’s processes and procedures for the consideration and determination of executive and director compensation, please see the Compensation Discussion and Analysis section of this Proxy Statement, which begins on page 25.

Richard P. Mayer (Chair), Patrick Bousquet-Chavanne and John D. Cook serve on the Compensation Committee. Each of the committee members qualifies as an independent director under NYSE listing standards, a “non-employee director” under SEC rules, and an “outside director” under regulations adopted pursuant to Section 162 of the Internal Revenue Code. The committee held six meetings during fiscal 2010.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s primary responsibilities are: to assist the Board in identifying, recruiting, and recommending to stockholders appropriate candidates to serve as directors; to review periodically the Company’s corporate governance principles in light of developments in corporate governance law and best practices, taking into account the Company’s controlled-company status under the NYSE rules; to coordinate and oversee Chief Executive Officer succession planning on behalf of the Board; and to assist the Board with its annual self-evaluation. The Corporate Governance and Nominating Committee held six meetings during fiscal 2010. Richard P. Mayer (Chair), Patrick Bousquet-Chavanne, and Geo. Garvin Brown IV serve on the Corporate Governance and Nominating Committee. All of the Corporate Governance and Nominating Committee members are independent under NYSE listing standards, except Geo. Garvin Brown IV.

In evaluating candidates for Board membership, the Corporate Governance and Nominating Committee seeks directors who will represent the best long-term interests of all stockholders. As articulated in our Corporate Governance Guidelines, the Board’s view is that all Brown-Forman directors should possess the highest personal and professional ethics, integrity, and values. The Board also believes that it is highly desirable for the directors to possess the following qualities: good judgment, candor, independence, civility, business courage, experience with businesses and other organizations of comparable character and of comparable or larger size, and a lack of possible conflicts of interest.

The Corporate Governance and Nominating Committee and the Board consider diversity in evaluating candidates for Board membership, though neither has adopted a formal policy to that effect. The Board’s goal is to maintain a well-balanced membership that combines a variety of experience, backgrounds, skills and perspectives to enable the Board, as a whole, to effectively guide the Company in the pursuit of its strategic objectives. As such, the committee considers an individual’s independence; business, professional or public service experience; industry knowledge, experience and relationships; financial expertise; international experience; leadership skills; age, gender, race and other personal characteristics; time availability; and familial relation to our controlling family stockholders.

The Corporate Governance and Nominating Committee has engaged independent search firms to assist in identifying potential Board candidates from time to time. The Board has not adopted a formal policy regarding stockholder-nominated director candidates because the committee believes that the processes used to date have been appropriate and effective for identifying and selecting Board members.

Executive Committee. Pursuant to the by-laws of the Company, the Board by resolution designates the members of the Board Executive Committee, which consists of the Chief Executive Officer, the Chairman or Presiding Chairman of the Board (if separate from the Chief Executive Officer), and one or more other directors as determined by the Board from time to time. The Board can change the committee’s membership, fill vacancies in it, and dissolve the committee at any time. The Executive Committee may exercise all of the powers of the Board of Directors on such matters as are delegated to it by the Board, as well as during intervals between meetings of the Board of Directors. Geo. Garvin Brown IV, Paul C. Varga and James S. Welch, Jr., served as members of the Executive Committee during fiscal 2010. The Executive Committee did not meet during fiscal 2010.

Board Leadership Structure. Our Board does not have a policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer, as the Board believes that the determination of whether to separate the roles depends largely upon the identity of the Chief Executive Officer and the membership of the Board, from time to time. Currently, these roles are separate, although in years past, they have been combined. Our Board is led by Geo. Garvin Brown IV, who serves as Presiding Chairman of the Board. In his role as Presiding Chairman, Mr. Brown is responsible for chairing Board meetings, chairing our Annual Meeting of Stockholders, serving on the Executive Committee of the Board, and, importantly, serving as the primary liaison between the Board and our controlling family stockholders. In addition to his role as Presiding Chairman, Mr. Brown is a member of the Company’s senior management, serving as Senior Vice President and Managing Director of our Western Europe and Africa region. Paul C. Varga serves as Chairman and Chief Executive Officer of the Company. As Chairman and Chief Executive Officer, Mr. Varga is the Company’s highest ranking executive officer, and has ultimate responsibility for the Company’s operations and performance. Mr. Varga serves as a member of our Board of Directors and is a member of the Executive Committee of the Board.

Our Board has determined that this leadership structure – having a Brown family member serve as Presiding Chairman of the Board, having our Chief Executive Officer serve as a member of the Board, and having a Board composed of independent, Brown family and management directors – is appropriate, given our status as a family controlled company and other relevant circumstances. The Board believes that this structure serves the best interests of the Company and its stockholders because it promotes the Brown family’s active oversight, engagement and participation in the Company and its business, and it publicly confirms the fact that Brown-Forman is controlled by the Brown family stockholder group. In addition, this structure effectively harnesses our Chief Executive Officer’s comprehensive knowledge of the Company’s business and industry, yet relieves him of the added responsibilities attendant to the position of Chairman of the Board, allowing him to focus more on the Company’s business strategy and day-to-day operations than on Board governance matters. Further, we believe that the direct participation on the Board by members of the Brown family supports the Board’s management oversight function, due to the long-term ownership perspective of our controlling stockholder group.

Board’s Role in Risk Oversight. Our Corporate Governance Guidelines require that the Board ensure that appropriate processes are in place for the management of enterprise risk, and our Board considers risk oversight to be an integral part of its role in the Company’s strategic planning process. At its meetings, the Board regularly and actively considers how strategic decisions affect the Company’s risk profile. While the Board has the ultimate oversight responsibility for the risk management process, the Audit, Compensation, and Corporate Governance and Nominating Committees of the Board play an important role in assisting the Board with its oversight responsibilities. Specifically, the Board has assigned to the Audit Committee the responsibility to assist it in overseeing the Company’s most significant risks − financial and otherwise – and in periodically reviewing whether management is appropriately monitoring and managing those risks. The Audit Committee holds regular discussions with the Company’s CEO, CFO, principal accounting officer, General Counsel, and General Auditor on the Company’s enterprise risk management program (“ERMP”). The Board has assigned to the Compensation Committee the responsibility to assist it in overseeing risk related to the Company’s compensation policies and practices, and the Board has assigned to the Corporate Governance and Nominating Committee the responsibility to assist it in overseeing risk related to corporate governance, board composition, and succession planning for the CEO and Presiding Chairman of the Board. These committees meet regularly with members of management and outside advisors, as necessary, and provide to the Board regular reports on their risk oversight and mitigation activities. In addition, certain management committees – the Disclosure Controls Committee and the Risk Committee – play an integral role in making sure that risk-related information surfaces to the Board as directly and quickly as possible. The Board believes that its leadership structure is conducive to its risk oversight function.

Communication with our Board. Brown-Forman stockholders and other interested parties may communicate with Brown-Forman’s directors, including the non-management directors or the independent directors as a group, by sending written communications to our Secretary, Matthew E. Hamel, at 850 Dixie Highway, Louisville, Kentucky 40210, or by e-mail at Secretary@b-f.com. Written communications will be provided to the individual director or group of directors to whom they are addressed, and copies of such communications will be provided to all other directors.

Company Management.

Brown-Forman has long believed that good corporate governance is essential to the Company’s long-term success. We continually evaluate our corporate governance practices in the context of our controlled company status to address the changing regulatory environment and adopt those “best practices” that we believe are best for Brown-Forman.

Code of Conduct and Compliance Guidelines. The Company has adopted the Brown-Forman Code of Conduct and Compliance Guidelines (the “Code of Conduct”), which sets forth standards of ethical behavior applicable to all Company employees and directors. The Code of Conduct contains a Code of Ethics for Senior Financial Officers, which details the Company’s expectation that all financial, accounting, reporting, and auditing activities of the Company be conducted in strict compliance with all applicable rules and regulations, and in accordance with the highest ethical standards. The Code of Conduct, including the Code of Ethics for Senior Financial Officers, can be found on our website at www.brown-forman.com/company/governance.

Disclosure Controls Committee. The Company has a Disclosure Controls Committee, which is composed of members of management. The committee has established controls and procedures designed to ensure that information that may be required to be disclosed publicly is gathered and communicated to the committee and, if required, reported in a timely and accurate manner. The committee is also responsible for developing and implementing procedures to assist the Company in complying with SEC Regulation FD (Fair Disclosure). The committee has implemented a financial review process that enables our Chief Executive Officer and Chief Financial Officer to certify our quarterly and annual financial reports with confidence.

Risk Committee. The Company formed the Risk Committee in 2008 and charged it with leading the Company’s ERMP. The objectives of the program are to optimize stockholder value and protect the long-term viability of the Company’s business through the identification and management of both the upside and downside potential of risk. Core attributes of the program include clear risk management policies, specific corporate governance structures, and ongoing processes for identifying, assessing and prioritizing risk. In support of the program’s objectives, the committee – which is composed of members of management – is responsible for identifying critical risks facing the Company and assessing the adequacy of measures in place to manage those risks; for communicating the role of all employees in the ERMP; and for integrating the discussion of risk into decision making processes.

Our Controlling Family Stockholders.

Unlike most public companies, Brown-Forman has an engaged family stockholder base with a long-term ownership perspective. We view our status as a publicly traded, family-controlled company as a distinct source of competitive advantage, and we believe that a strong relationship with the Brown family is essential to our growth, independence, and long-term value creation for all stockholders. We therefore actively cultivate our relationship with the Brown family.

Brown-Forman/Brown Family Shareholders Committee. The Brown-Forman/Brown Family Shareholders Committee encourages and provides a forum for open, constructive and frequent dialogue between the Company and its controlling family stockholders. Designed for broad family participation, and including several non-family Company executives, the committee has developed policies and formed working groups to study areas of particular interest to the Brown family, such as family governance, philanthropy, and family members’ education and employment at the Company. The committee conducts its interactions with the Company in a manner consistent with all applicable securities and disclosure rules and regulations.

Director of Family Shareholder Relations. In 2009, the Company created the position of Director of Family Shareholder Relations. The Director of Family Shareholder Relations works with Company employees and Brown family members to develop and implement policies and practices designed to further strengthen the relationship between the Company and the Brown family.

Brown Family Member Employees. There are ten Brown family members employed at varying levels within the Company. Some Brown family employees participate on certain Company management committees that oversee and advise on internal and external operational matters. Participation on these committees enables our Brown family employees to contribute their perspectives to key operational matters, as well as provides valuable professional development opportunities for such employees.

ELECTION OF DIRECTORS

This section provides biographical information about our Director nominees.

Election of Directors at the Annual Meeting. There are eleven director nominees on this year’s slate. The proxy holders will vote all shares for which they receive a proxy “FOR” the election of all director nominees below, except in respect of proxy cards directing them to vote against, or to abstain from voting for, certain or all of the nominees. If any nominee becomes unable to serve before the meeting, the persons named as proxy holders may vote the shares for which they hold proxies for a substitute nominee. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unwilling or unable to serve as director.

Nominees. Each of our director nominees currently serves as a director of Brown-Forman and is standing for re-election. Set forth below is certain biographical information about our director nominees, including a description of the specific experience, qualifications, attributes and skills that led to the conclusion that the person should serve as a member of our Board, in light of our business and status as a family controlled company.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the director nominees.

Name, Age as of the July 22, 2010 Annual Meeting, Term as Director,
Current Position, Business Experience, Other Directorships

Patrick Bousquet-Chavanne, 52, director since 2005. Co-Chairman of Yoostar Entertainment Group, the developer of the Yoostar social video gaming website and interactive entertainment system, since May 2010; President and Chief Executive Officer of Yoostar since 2009; President and Chief Executive Officer from 2008 to 2009 of T-Ink Technologies, Inc., a company specializing in advanced conductive technology applied to ready-to-wear; Group President of The Estée Lauder Companies Inc. from 2001 through 2008; President of Estée Lauder International, Inc., from 1998 to 2001. Prior to joining The Estée Lauder Companies in 1998, Mr. Bousquet-Chavanne served as Executive Vice-President International Operations for Parfums Christian Dior S.A., a division of LVMH. Other directorships: HSNi Corporation.

Mr. Bousquet-Chavanne’s individual qualifications and skills include senior management experience at one of the world’s leading manufacturers and marketers of branded consumer goods, including experience with branding, licensing, distribution and international expansion. In addition, Mr. Bousquet-Chavanne has experience from Estée Lauder dealing with governance issues relevant to family controlled public companies.

Name, Age as of the July 22, 2010 Annual Meeting, Term as Director,
Current Position, Business Experience, Other Directorships

Geo. Garvin Brown IV, 41, director since 2006. Joined Brown-Forman as an employee in 1996. Our Presiding Chairman of the Board since 2007; Senior Vice President and Managing Director of Western Europe and Africa since 2009; Vice President and Jack Daniel’s Brand Director in Europe and Africa from 2004 to 2008; Vice President of Brown-Forman Beverages, Europe, Ltd., from 2004 to 2007; Director of the Office of the Chairman and Chief Executive Officer from 2002 to 2004.

Mr. Brown’s individual qualifications and skills include the business and industry experience he has gained by serving in operational, management and executive positions within the Company, his deep knowledge of corporate governance, and the special perspectives he brings to the Board as a fifth generation Brown family stockholder and as a member of Company senior management.

Martin S. Brown, Jr., 46, director since 2006. Partner, Adams and Reese LLP, a law firm, since 2005; Partner, Stokes & Bartholomew, P.A. (a predecessor firm to Adams and Reese LLP) since 1999.

Mr. Brown’s individual qualifications and skills include his expertise as a corporate and transactional lawyer advising clients on corporate governance, mergers and acquisitions, and compliance with securities laws, among other things. In addition, Mr. Brown brings to the Board his perspective as a fifth generation Brown family stockholder.

John D. Cook, 57, director since 2008. Director Emeritus of McKinsey & Company; Director, McKinsey & Company from 2003 to 2008.

Mr. Cook’s individual qualifications and skills include those gained during his thirty-two-year career advising and managing consumer products companies. He brings to the Board leadership, senior management experience, financial expertise, marketing skills, international expertise, experience with strategic acquisitions and integrations, and a history of shareholder value creation.

Sandra A. Frazier, 38, director since 2006. Founder and Partner, Tandem Public Relations, LLC, since 2005; Public Relations Account Manager at Doe Anderson, Inc., from 2002 to 2005; Project Assistant at Schneider and Associates Public Relations from 2000 to 2001. Other directorships: Commonwealth Bank and Trust Company.

Ms. Frazier’s individual qualifications and skills include leadership and management skills gained through founding and managing a public relations firm, communication skills, strategic thinking, and community relations experience. In addition, Ms. Frazier brings to the Board her perspective as a fifth generation Brown family stockholder.

Name, Age as of the July 22, 2010 Annual Meeting, Term as Director,
Current Position, Business Experience, Other Directorships

Richard P. Mayer, 70, director since 1994. Chairman and Chief Executive Officer of Kraft General Foods North America (now Kraft Foods Inc.) from 1989 to 1996.

Mr. Mayer’s individual qualifications and skills include leadership, management and operations experience at a multi-national manufacturer and marketer of food and beverage products, branding and marketing experience, and financial expertise. Mr. Mayer also has past experience as an independent director on other public company boards.

William E. Mitchell, 66, director since 2007. Chairman of the Board of Arrow Electronics, Inc., from 2006 to 2009, and President and Chief Executive Officer of Arrow Electronics, Inc. from 2003 to 2009. Executive Vice President of Solectron Corporation and President of Solectron Global Services, Inc., from 1999 to 2003. Other directorships: Humana Incorporated, National Semiconductor Corporation and Rogers Corporation.

Mr. Mitchell’s individual qualifications and skills include global business leadership and operations experience, financial expertise, global sales and marketing experience, and experience with global supply chain and distribution strategies for industrial and consumer goods. In addition, Mr. Mitchell has experience as an independent director on other public company boards.

William M. Street, 71, director since 1971. Our President from 2000 to 2003; our Vice Chairman from 1987 to 2000; President and Chief Executive Officer of Brown-Forman Beverages Worldwide (a division of Brown-Forman) from 1994 to 2003. Other directorships: Papa John’s International, Inc.

Mr. Street brings to the Board a forty-seven year history of service to the Company. His in-depth knowledge of all aspects of the Company’s business and the beverage alcohol industry are of great value to the Board. In addition, Mr. Street’s qualifications include financial expertise and public company board and audit committee service.

Dace Brown Stubbs, 63, director since 1999. Private investor.

Ms. Stubbs’s individual qualifications and skills include extensive service on numerous non-profit and civic boards, investment experience, and her unique perspective as a fourth generation Brown family member.

Name, Age as of the July 22, 2010 Annual Meeting, Term as Director,
Current Position, Business Experience, Other Directorships

Paul C. Varga, 46, director since 2003, a twenty-two-year employee of Brown-Forman. Our Company Chairman since August 2007; our Chief Executive Officer since 2005; President and Chief Executive Officer of Brown-Forman Beverages (a division of Brown-Forman) from 2003 to 2005; Global Chief Marketing Officer for Brown-Forman Spirits from 2000 to 2003.

Mr. Varga’s individual qualifications and skills include his in-depth knowledge of the Company’s business, operations and strategy, extensive knowledge of the beverage alcohol industry, sales and marketing expertise, financial expertise, strategic thinking, leadership, management, consensus-building and communication skills.

James S. Welch, Jr., 51, director since 2007, a twenty-year employee of Brown-Forman. Vice Chairman, Executive Director of Corporate Affairs, Strategy, Diversity, and Human Resources since 2007; Vice Chairman, Executive Director of Corporate Strategy and Human Resources from 2003 to 2007; Senior Vice President and Executive Director of Human Resources from 1999 to 2003.

Mr. Welch’s individual qualifications and skills include the extensive leadership, management and operational experience gained during his tenure as a Company employee, as well as experience with corporate strategy, organizational effectiveness, and public affairs. In addition, Mr. Welch is actively involved in leadership roles on local civic boards.

Family Relationships. No family relationship – first cousin or closer – exists between any two directors, executive officers, or persons nominated or chosen by the Company to become a director or executive officer, except Director Geo. Garvin Brown IV is the nephew of Director Dace Brown Stubbs.

STOCK OWNERSHIP

This section identifies the beneficial owners of 5% or more of our voting stock and the ownership amounts of our directors and executive officers.

Voting Stock Owned by 5% Beneficial Owners.

The table below identifies each beneficial owner of 5% or more of our Class A common stock, our only class of voting stock, as of April 30, 2010. The SEC defines “beneficial ownership” to include shares over which a person has sole or shared voting or investment power. Each of the beneficial owners listed in the table below is either a Brown family member, an entity or trust controlled by Brown family members, or an individual serving as an advisor to a Brown family trust at the request of a Brown family member.

The Brown family holds Class A shares in a variety of family trusts and entities, with multiple family members often sharing voting control and investment power as members of advisory committees to the trusts or as owners or officers of the entities. As a result, many of the shares shown in the table below are counted more than once, as they are deemed to be beneficially owned by more than one of the persons identified in the table. Counting each share only once, the aggregate number of shares of Class A common stock beneficially owned by the persons in this table is 38,028,515 shares, or 67.2% of the 56,601,083 Class A shares outstanding as of the close of business on April 30, 2010.

The table confirms that the Brown family continues its longstanding voting control of Brown-Forman Corporation.

Beneficial Ownership of Class A Common Stock as of April 30, 2010

	Amount and Nature of Beneficial Ownership (1)
	Voting and Investment Power						Percent of
Name and Address	Sole		Shared		Total		Class
Owsley Brown II	809,325		8,883,498		9,692,823		17.1%
Preston Pointe Building 333 East Main Street, Suite 400 Louisville, Kentucky 40210

J. McCauley Brown	2,054,569	(2)	5,553,921	(2)	7,608,490	(2)	13.4%
850 Dixie Highway Louisville, Kentucky 40210

Ina Brown Bond	1,866,749		5,299,537		7,166,286		12.7%
622 North Ocean Boulevard Delray Beach, Florida 33483

Owsley Brown Frazier (3)	515,514		5,553,921		6,069,435		10.7%
829 West Main Street Louisville, Kentucky 40202

Catherine Frazier Joy (3)	164,440		5,605,995		5,770,435		10.2%
PO Box 640 Goshen, Kentucky 40026

Laura Frazier (3)	147,049		5,553,921		5,700,970		10.1%
829 West Main Street Louisville, Kentucky 40202

	Amount and Nature of Beneficial Ownership (1)
	Voting and Investment Power				Percent of
Name and Address	Sole	Shared		Total	Class
OB Tr U/W fbo OB Frazier (3)	0	5,553,921		5,553,921	9.8%
829 West Main Street Louisville, Kentucky 40202

ABF Tr U/A fbo OB Frazier (3)	0	5,553,921		5,553,921	9.8%
829 West Main Street Louisville, Kentucky 40202

Avish Agincourt, LLC	0	5,553,921		5,553,921	9.8%
829 West Main Street Louisville, Kentucky 40202

Geo. Garvin Brown III (4)	42,094	5,448,290	(5)	5,490,384	9.7%
6009 Brownsboro Park Blvd., Suite B Louisville, Kentucky 40207

Laura Lee Brown	32,427	5,163,486		5,195,913	9.2%
710 West Main Street, Suite 201 Louisville, Kentucky 40202

Jean W. Frazier	276,110	4,888,985		5,165,095	9.1%
4810 Cherry Valley Road Prospect, Kentucky 40059

W. L. Lyons Brown, Jr.	613,599	4,294,234		4,907,833	8.7%
320 Whittington Parkway, Suite 206 Louisville, Kentucky 40222

Sandra A. Frazier	13,456	4,888,985		4,902,441	8.7%
304 West Liberty Street, Suite 200 Louisville, Kentucky 40202

Brooke A. Morrow	0	4,888,985		4,888,985	8.6%
1100 Ridgeway Loop Road, Suite 444 Memphis, Tennessee 38120

Martin S. Brown, Sr.	0	4,256,776		4,256,776	7.5%
5214 Maryland Way, Suite 405 Brentwood, Tennessee 37027

Geo. Garvin Brown IV (4)	38,447	3,026,932		3,065,379	5.4%
850 Dixie Highway Louisville, Kentucky 40210

Campbell P. Brown (4)	16,400	3,031,879		3,048,279	5.4%
850 Dixie Highway Louisville, Kentucky 40210

	Amount and Nature of Beneficial Ownership (1)
	Voting and Investment Power			Percent of
Name and Address	Sole	Shared	Total	Class
Dace Brown Stubbs	2,000	2,885,323	2,887,323	5.1%
135 Sago Palm Road Vero Beach, Florida 32963

Marshall B. Farrer	210	2,885,323	2,885,533	5.1%
850 Dixie Highway Louisville, Kentucky 40210

Dace Polk Maki	0	2,885,323	2,885,323	5.1%
PO Box 91206 Louisville, Kentucky 40291

Log House Partners Ltd.	0	2,885,323	2,885,323	5.1%
4708 Old Brownsboro Court Louisville, Kentucky 40207

Garvin Brown Deters	101,459	2,737,401	2,838,860	5.0%
710 West Main Street, Suite 201 Louisville, Kentucky 40202

(1)	Based upon information furnished to the Company by the named persons and information contained in filings with the SEC.

(2)	Amounts listed reflect voting power. J. McCauley Brown holds sole investment power over 283,618 shares of Class A common stock and shared investment power over 6,163,098 shares of Class A common stock.

(3)	These persons have agreed in principle to act together for the purpose of holding and voting certain shares of Class A common stock reflected in the table.

(4)	These persons have agreed in principle to act together for the purpose of holding and voting certain shares of Class A common stock reflected in the table.

(5)	Includes shares that have not been attributed to the holdings of the other persons referenced in footnote 4.

Stock Owned by Directors and Executive Officers.

The following table sets forth as of April 30, 2010, the beneficial ownership of our Class A and Class B common stock of each current director, each director nominee, each executive officer named in the Summary Compensation Table for Fiscal 2010 found on page 37, and of all directors and executive officers as a group. Some shares shown below are beneficially owned by more than one person. As of the close of business on April 30, 2010, there were 56,601,083 shares of Class A common stock and 90,362,284 shares of Class B common stock outstanding. In calculating the aggregate number of shares and percentages owned by all directors and executive officers as a group, which includes shares owned by persons not named in this table, we counted each share only once.

Stock Beneficially Owned by Directors and Executive Officers as of April 30, 2010

	Class A Common Stock (2)						Class B Common Stock (2)
	Voting or Investment Power					% of	Investment Power					% of
Name (1)	Sole		Shared		Total	Class	Sole			Shared	Total	Class
Donald C. Berg	11,960	(3)	0		11,960	*	110,149	(3	)(6)	0	110,149	*
Patrick Bousquet-Chavanne	0		0		0	*	33,197	(3)		0	33,197	*
Geo. Garvin Brown IV	38,447	(4)	3,026,932	(5)	3,065,379	5.4%	23,263	(3	)(6)	756,805	780,068	*
Martin S. Brown, Jr.	75,618		105,434		181,052	*	35,521	(3)		27,857	63,378	*
John D. Cook	0		0		0	*	10,493	(3)		0	10,493	*
Sandra A. Frazier	13,456		4,888,985		4,902,441	8.7%	20,136	(3)		1,222,245	1,242,381	1.4%
Matthew E. Hamel	1,047		0		1,047	*	9,375	(3)		0	9,375	*
Richard P. Mayer	6,000		0		6,000	*	44,494	(3)		0	44,494	*
Mark I. McCallum	8,829	(3)	0		8,829	*	41,450	(3)		18	41,468	*
William E. Mitchell	1,000		0		1,000	*	17,410	(3)		0	17,410	*
William M. Street	1,121,098		552,276		1,673,374	3.0%	396,543	(3)		0	396,543	*
Dace Brown Stubbs	2,000		2,885,323		2,887,323	5.1%	39,497	(3)		721,330	760,827	*
Paul C. Varga	85,205	(3)	0		85,205	*	41,832	(3)		0	41,832	*
James S. Welch, Jr.	12,451	(3)	0		12,451	*	81,846	(3)		0	81,846	*
All Directors and Executive Officers as a Group (17 persons, including those named above) (7)	1,381,765	(8)	11,458,950		12,840,715	22.7%	958,141	(8	)(9)	2,728,255	3,686,396	4.1%

*	Represents less than 1% of the class.

(1)	The address for each of the persons named in the table is 850 Dixie Highway, Louisville, Kentucky 40210.

(2)	Based upon Company information, information furnished to the Company by the named persons, and information contained in filings with the SEC. Under SEC rules, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or of which the person has the right to acquire beneficial ownership within 60 days (including shares underlying options or stock appreciation rights that are exercisable within 60 days).

(3)	Includes the following shares subject to Class B common stock options or stock-settled stock appreciation rights (SSARs) that are currently exercisable or that will become exercisable on or before June 29, 2010 (60 days after April 30, 2010), and performance-based Class A common and Class B common restricted stock over which the named persons have sole voting power:

	Class A	Class B
	Restricted	Stock		Restricted
Name	Stock	Options	SSARs	Stock
Donald C. Berg	5,932	64,048	34,733	4,330
Patrick Bousquet-Chavanne	0	564	32,633	0
Geo. Garvin Brown IV	0	3,880	2,605	0
Martin S. Brown, Jr.	0	0	14,725	0
John D. Cook	0	0	10,493	0
Sandra A. Frazier	0	0	14,725	0
Matthew E. Hamel	1,047	0	9,375	0
Richard P. Mayer	0	14,215	21,279	0
Mark I. McCallum	8,829	16,691	23,141	1,618
William E. Mitchell	0	0	17,160	0
William M. Street	0	88,873	17,754	0
Dace Brown Stubbs	0	17,522	17,754	0
Paul C. Varga	57,536	0	0	20,319
James S. Welch, Jr.	7,064	34,880	37,691	9,275

(4)	Includes 19,000 shares of Class A common stock pledged as security.

(5)	Includes 500,000 shares of Class A common stock pledged as security.

(6)	Includes Class B common stock held in the Company’s 401(k) plan as of the close of business April 30, 2010, as follows: for Donald C. Berg, 2,468 shares; for Geo. Garvin Brown IV, 5,712 shares.

(7)	“All directors and executive officers as a group” includes 17 persons, including those directors and officers named in the table. In calculating the aggregate number of shares and percentages owned by all directors and executive officers as a group, each share is counted only once.

(8)	Includes 81,223 shares of Class A and 35,542 shares of Class B restricted stock held by all directors and executive officers as a group.

(9)	Includes 260,344 Class B common stock options and 277,474 Class B common stock SSARs held by all directors and executive officers as a group that are exercisable on or before June 29, 2010 (60 days after April 30, 2010).

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and “beneficial owners” of 10% or more of our Class A common stock to file stock ownership reports and reports of changes in ownership with the SEC. Based on a review of those reports and written representations from the reporting persons, we believe that during fiscal 2010, these persons reported all transactions on a timely basis.

AUDIT COMMITTEE

This section is a report of the Audit Committee of the Board of Directors. It explains the role of the Audit Committee and sets forth the fees paid to our independent registered public accounting firm.

Audit Committee Report.

The Audit Committee is responsible for the oversight of the Company’s financial reporting process on behalf of the Board. The Board has also delegated to the Audit Committee responsibility to assist it in overseeing the Company’s most significant risks – financial and otherwise – and in periodically reviewing how management monitors and manages those enterprise risks. The Audit Committee met with management, including the CEO, CFO, principal accounting officer, the General Auditor and members of the management Risk Committee, to review management’s risk register and confirm that key risks to the Company have been identified and that appropriate mitigation activities are taking place. The Committee has added enterprise risk management as an agenda item for all regularly scheduled Audit Committee meetings next year. The Committee reported back to the Board on its enterprise risk oversight activities this year.

Management is responsible for establishing and maintaining the Company’s internal controls, for preparing the financial statements, and for the public reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report on its audit. The independent registered public accounting firm also reports on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviews the work of management and has direct responsibility for retention of the independent registered public accounting firm on behalf of the Board of Directors.

On behalf of the Board, the Audit Committee retained PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements and the Company’s internal control over financial reporting for fiscal 2010. The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements as of and for the fiscal year ended April 30, 2010. In addition, the Audit Committee reviewed and discussed with management their assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s system of internal controls. These discussions included meetings with the independent registered public accounting firm without representatives of management present.

The Audit Committee discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. PwC provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence, and the committee discussed with PwC the firm’s independence and ability to conduct the audit. The Audit Committee has determined that PwC’s provision of audit and non-audit services to the Company is compatible with maintaining auditor independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending April 30, 2010.

Audit Committee
William M. Street, Chair
John D. Cook
William E. Mitchell

Fees Paid to Independent Registered Public Accounting Firm.

The following table shows the fees that the Company paid or accrued for the audit and non-audit services provided by PwC during fiscal years 2009 and 2010.

	Fiscal Years
	2009		2010

Audit Fees	$1,749,227	(1)	$1,295,592
Audit-Related Fees	187,963		130,000
Tax Fees	0		60,000
All Other Fees	0		0

Total	$1,937,190		$1,485,592

(1)	Includes approximately $30,000 in Audit Fees not reflected in the 2009 Proxy Statement.

Audit Fees. This category consists of the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, attestation services relating to the report on internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, review of interim financial statements included in the Company’s Form 10-Q quarterly reports, services normally provided in connection with statutory and regulatory filings or engagements, and statutory audits required by foreign jurisdictions.

Audit-Related Fees. This category consists principally of audits of employee benefit plans. All such fees were pre-approved by the Audit Committee in accordance with the policy described below.

Tax Fees. This category consists principally of international tax planning services. All such fees were pre-approved by the Audit Committee in accordance with the policy described below.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.

The Audit Committee approved the fiscal 2010 audit and non-audit services provided by PwC. The non-audit services (tax fees) approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the registered public accounting firm’s independence. The Audit Committee pre-approves both the type of service to be provided by PwC and the estimated fee for the service. The Audit Committee has delegated to its Chair authority to pre-approve proposed audit and non-audit services that arise between meetings, with the understanding that the decision to approve the service will be reviewed at the next scheduled Audit Committee meeting. During the approval process, the Audit Committee considers the potential impact of the type of service on the independence of the registered public accounting firm. Services and fees must be deemed compatible with the maintenance of the registered public accounting firm’s independence, including compliance with SEC rules and regulations. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of our independent registered public accounting firm. Throughout the year, the Audit Committee reviews any revisions to the estimates of fees initially approved.

The Audit Committee has adopted other policies in an effort to protect further the independence of our independent registered public accounting firm. The Audit Committee must pre-approve PwC’s rendering of personal financial and tax advice to any of the Company’s designated executive officers. In addition, the Audit Committee has a policy that limits the Company’s ability to hire certain current and former employees of our independent registered public accounting firm.

Appointment of Independent Registered Public Accounting Firm.

The Audit Committee has appointed PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2011. Through its predecessor Coopers & Lybrand L.L.P., PwC has served as the Company’s auditor continuously since 1933. A PwC representative will attend the Annual Meeting, will be given the opportunity to make a statement should he or she so desire, and will be available to respond to appropriate questions. We know of no direct or material indirect financial interest that PwC has in the Company or any of our subsidiaries, or of any connection with the Company or any of our subsidiaries by PwC in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.

EXECUTIVE COMPENSATION

This section explains our compensation philosophy and all elements of the compensation we provide to our Named Executive Officers.

Overview.

The following bullet points provide a brief overview of the more detailed disclosure set forth in the “Compensation Discussion & Analysis” section that begins on page 25.

•	The objective of our executive compensation program is to attract, motivate, reward, and retain a diverse team of talented executives to produce sustainable, superior growth for our shareholders.

•	We provide those executive officers whose names appear in the Summary Compensation Table on page 37 (our “Named Executive Officers,” or “NEOs”) with compensation in the form of salary, cash-based short-term incentives, cash-based long-term incentives, and equity-based long-term incentives.

•	We compare our compensation to market compensation data of a comparator group of high performing brand-building and consumer products companies with financial characteristics similar to Brown-Forman’s to assess the competitiveness of our compensation programs.

•	We believe in “pay for performance” and link both short-term and long-term incentive compensation to the achievement of various performance objectives aligned with our strategy.

•	We use equity-based incentive compensation as a means of aligning the economic interests of our executives with those of our stockholders.

•	Annual incentives support our pay-for-performance compensation philosophy and reward annual performance results; long-term incentives serve both as a retention mechanism and as a means to focus our executives on long-range strategic goals and on sustainable growth and performance.

•	We offer our NEOs limited perquisites – an annual car allowance and reimbursement for certain financial planning-related expenses – which are also available to other senior employees.

•	Our NEOs participate in the same group benefit programs generally available to our salaried employees in the United States.

•	We maintain both tax-qualified retirement plans and non-qualified supplemental excess retirement plans.

•	We suspended merit increases for all salaried employees, including our NEOs, during fiscal 2010 to stabilize employment costs during a period of uncertain macro-economic conditions.

•	Exceptional underlying growth and performance relative to our industry competitors in fiscal 2010 resulted in annual cash incentive compensation payouts to our NEOs at 180% of target; excellent performance for fiscal 2008, below-target performance for fiscal 2009, and excellent performance for fiscal 2010, resulted in long-term cash incentive compensation payouts to our NEOs at 141% of target.

•	The market prices of our Class A and Class B common stock increased during fiscal 2010, which positively affected the value of our executives’ accumulated equity-based incentives.

•	We have never backdated or re-priced equity awards. We do not time our equity award grants relative to the release of material non-public information (or vice-versa).

•	We endeavor to limit the source of shares for equity awards to those purchased by the Company in either open market or private transactions in order to minimize dilution to our stockholders.

•	We believe our executive compensation program achieves its objectives in a reasonable and efficient manner.

Compensation Discussion and Analysis.

Compensation Committee. The Compensation Committee (the “Committee”) of our Board of Directors assists the Board in fulfilling the Board’s duties relating to the compensation of our directors, officers, and employees. The Committee is composed of three directors, each of whom qualifies as an independent director under NYSE listing standards, a “non-employee director” under SEC rules, and an “outside director” under regulations adopted pursuant to Section 162 of the Internal Revenue Code. The Committee has the sole authority, on behalf of the Board of Directors, to determine the compensation of our CEO. The Committee, with input from the Management Compensation and Benefits Committee (of which our CEO is a member), determines the compensation of our other NEOs. The Management Compensation and Benefits Committee and our Human Resources Department support the Committee in the performance of its responsibilities.

Independent Compensation Consultant. The Compensation Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant. The Cook firm reports directly to the Compensation Committee and attends Committee meetings as requested. Under the terms of its engagement, the Cook firm is responsible for providing to the Committee market data on pay practices and trends, advice and recommendations regarding the compensation of the CEO and other NEOs, and a review of our Compensation, Discussion and Analysis. The Cook firm also provides independent advice to the Board on director remuneration and is responsible for compiling, on a confidential basis, the responses from directors to its annual questionnaire on Board effectiveness, as well as working with Company management as the Compensation Committee’s agent on all matters that fall within the Compensation Committee’s purview. The Cook firm provides no other service to the Company or its management. The Company paid the Cook firm $143,650 for services rendered during fiscal 2010.

Compensation Philosophy. The overarching objective of our compensation program is to enable Brown-Forman to attract, motivate, reward, and retain a diverse team of talented executives who will lead the Company to fulfill our goal of being the best brand builder in the wine and spirits industry. In support of this objective, our compensation program has the following primary goals:

•	To reward employees for their efforts in support of the Company’s business by offering competitive salaries;

•	To foster a pay-for-performance culture by offering annual and long-term incentive compensation that is earned upon the achievement of performance objectives aligned with our strategy; and

•	To align the interests of our executives with those of our stockholders through the use of equity-based incentive compensation.

Alignment with Corporate Vision. Our corporate vision is to be the best brand builder in the wine and spirits industry. We measure our progress in achieving our vision on an absolute basis and relative to external indicators by evaluating operational performance, total shareholder return and stock price growth.

With regard to operational performance, we measure “depletion-based operating income”, which is the amount of operating profit the Company earns on the number of nine-liter equivalent cases depleted during a fiscal year. “Depletions” are shipments from the Company direct to retail, or from distributors to wholesale or retail customers, and are commonly regarded in our industry as an approximate measure of consumer demand. The payouts under our annual cash incentive plan and our long-term performance-based restricted stock plan are tied to the Company’s depletion-based operating income results. The payouts under our long-term equity compensation plan and long-term cash compensation plan are tied to long-term stock price growth and total shareholder return, respectively. Through these features, we have aligned our executive compensation plans with our corporate vision and compensate our executives on the performance metrics that give us a comprehensive view of our performance.

Compensation Offered. We offer the following compensation and benefits to our NEOs:

•	Salary (including a holiday bonus, which we consider part of salary)

•	Annual cash incentive compensation

•	Long-term cash incentive compensation

•	Long-term equity incentive compensation (including stock-settled stock appreciation rights and performance-based restricted stock)

•	Other benefits that are generally available to our U.S. salaried employees

•	Limited additional benefits and perquisites

•	Limited post-employment compensation and benefits

Fiscal 2010 Compensation. During fiscal 2009, the Committee reviewed the Company’s short- and long-term incentive compensation program design and approved changes to the program that were applicable to compensation awarded to the NEOs in fiscal 2010. In doing so, the Committee sought to maintain the program’s compatibility with varying business and economic environments and to align the program more fully with certain of the Company’s performance measures, while appropriately correlating the level of incentive opportunity with the modest risk orientation that is considered optimal for the Company’s continued success.

Use of Market Data to Determine Competitiveness of Compensation. We believe that to recruit and retain high-performing executives, our compensation program must be competitive with the compensation opportunities provided by companies with which we compete for executive talent. Therefore, it is the Committee’s practice to compare annually the value of Brown-Forman’s compensation to compensation data of a comparator group of companies. This analysis is intended to provide a range of market-competitive levels of target compensation as one element for the Committee to consider in determining the compensation of the NEOs. Independent advisors to the Committee prepare the market analysis by comparing the target value of each element of compensation for Brown-Forman’s NEOs to those of the comparator group. Several market data-points are examined, including data adjusted on the basis of reported revenue, and on the basis of a combination of reported revenue and net profit margin. The independent advisors use publicly available sources of compensation data in their analysis of the comparator companies.

As part of its fiscal 2009 review of the Company’s incentive compensation program design, the Committee evaluated the comparator group of companies used for market compensation analysis. In developing a new comparator group, the Committee sought to identify superior brand-building consumer products companies with financial characteristics similar to Brown-Forman’s. The Committee also considered the global nature of the potential comparator companies, as well as the likely use of the companies as sources for executive talent recruitment. The following group of comparator companies was used for market compensation comparisons during fiscal 2010:

Campbell Soup Co.	Dr. Pepper Snapple Group, Inc.	Hershey Co.	Molson Coors Brewing Co.
Clorox Co.	Energizer Holdings Inc.	Kraft Foods Inc.	PepsiCo Inc.
Coach Inc.	Estée Lauder Companies, Inc.	Levi Strauss & Co.	Polo Ralph Lauren Corp.
Constellation Brands, Inc.	Fortune Brands, Inc.	Lorillard, Inc.	J.M. Smucker Co.
Diageo Plc.	Harley Davidson Inc.	Miller Brewing Co.	YUM! Brands Inc.

During its fiscal 2010 assessment of market competitiveness, the Compensation Committee observed that the total value of fiscal 2010 target compensation for Brown-Forman’s NEOs was within what it determined to be a competitive range of the statistical data reviewed for the comparator group, but that the long-term incentive component of compensation was below the range. We believe that this is due to our historically conservative compensation practices with regard to long-term equity and cash incentives, as well as a generally higher value of compensation elements observed in the comparator group established for fiscal 2010, which differed from that used in prior years. It is the Committee’s intent to investigate this finding carefully and consider how to address it strategically over time.

Principal Elements of Compensation.

Base Salary. Each year the Committee determines the salary for the CEO, and reviews and approves the salaries of the other NEOs and executive officers. We pay our NEOs a salary as a means of recognizing their significant responsibilities and compensating them for their daily efforts. It has been our practice to offer our NEOs an attractive salary that is within a competitive range informed by the market data using the methodology described above. We believe that this compensation practice has furthered our objective of attracting and retaining a diverse team of talented executives.

Annually, the Committee determines any increase or decrease to the NEOs’ salaries based on established merit budget guidelines applicable to all salaried employees and the results of individual performance assessments. Salary increases generally take effect on August 1 of each fiscal year. In light of the challenging worldwide economic conditions, Brown-Forman chose to suspend merit increases for all salaried employees, including the NEOs, during fiscal 2010. This suspension of merit increases was intended to stabilize employment cost, and is not reflective of lower levels of performance by the affected employees. We believe that the suspension of merit increases for fiscal 2010 was a one-time action; it does not represent a change to our compensation philosophy or expected future practice.

We offer a holiday bonus, which we consider part of salary. It is paid in cash near the end of each calendar year and is calculated as follows:

Length of Continuous Service	Amount of Holiday Bonus

3 months but less than 6 months	1/8 of monthly salary
6 months but less than 5 years	1/4 of monthly salary
5 years but less than 10 years	3/8 of monthly salary
10 years or more	1/2 of monthly salary

The salaries, including holiday bonus, earned by our NEOs during fiscal 2010 are set forth under the heading “Salary” in the Summary Compensation Table found on page 37.

Incentive Compensation. We provide our executives with both annual (short-term) and long-term performance-based incentive compensation opportunities.

2004 Omnibus Compensation Plan. Our stockholders have approved the Brown-Forman 2004 Omnibus Compensation Plan (the “Plan”), an incentive compensation plan designed to reward participants for individual and Company performance results. Officers, employees, and non-employee directors of the Company, its subsidiaries and affiliates are eligible to receive awards under the Plan. The Plan permits awards in the form of cash, stock options, stock appreciation rights, stock, restricted stock, market value units, and performance units. All annual and long-term incentive compensation paid by the Company is administered pursuant to the terms and conditions of the Plan. Our stockholders re-approved the performance measures under the Plan in 2009.

Annual Incentive Compensation. We provide our NEOs with an annual cash incentive compensation opportunity. Annual incentive compensation is performance-based, and payout is dependent on the achievement of certain goals related to Company and individual performance during the fiscal year. Within 90 days following the start of each fiscal year, the Committee determines the annual performance goals and target cash opportunity for each NEO. These target amounts are listed in the Grants of Plan-Based Awards Table as “STC” on page 40.

To ensure deductibility of annual incentives as performance-based compensation under Internal Revenue Code Section 162(m), the Committee established an annual incentive bonus pool, which for fiscal 2010, was equal to 2% of operating income if the Company achieved operating income of at least $300 million during the fiscal year, adjusted for extraordinary items. The Committee allocated the annual incentive bonus pool 40% to the CEO, and a maximum of 12% to each of the remaining NEOs, and reserved the right to adjust downward (but not upward) any award produced by this formula. For fiscal 2010, the Committee exercised downward discretion in determining the annual incentive compensation payable to each NEO, and in all cases, amounts paid were less than the maximum amounts deemed earned under the bonus pool approach.

Upon achievement of our operating income goal and funding of our bonus pool, the Committee used the following method to determine the final short-term cash incentives awarded to the NEOs. For annual incentive awards granted to NEOs in fiscal 2010, 80% percent is subject to adjustment based on corporate performance measures, while the remaining 20% is subject to adjustment based on individual performance measures. Each component is subject to a performance factor of 0% to 200%. Once performance multipliers are applied to each component (corporate performance and individual performance), the two components are added together to determine the total annual incentive payment. Therefore, the total value of annual incentives may vary between 0% and 200% of target.

We believe that the practice of basing the majority of annual incentive awards for NEOs on the performance of the Company as a whole is appropriate and reflects the collective accountability of our senior-most executives for the performance of the enterprise. We also believe that basing a lesser but meaningful portion of the annual incentive on individual performance allows the Committee to retain flexibility to differentiate awards among NEOs based on their individual contributions during the year. We believe that this level of available differential pay aligns with our pay-for-performance strategy while preventing our NEOs from being encouraged to take unnecessary risk.

A NEO forfeits his or her annual incentive compensation if he or she voluntarily terminates employment or is discharged for cause during the fiscal year. For executives who leave the Company voluntarily at or after age 55 with at least five years of service (considered to be retirees), annual incentive compensation is pro-rated based on length of service during the performance period, and is paid at the same time and in the same manner as to active employee participants.

Company Performance. For fiscal 2010, the corporate performance goal for the NEOs and other Plan participants was based on the Company’s underlying depletion-based operating income. While the main factor considered when setting the performance goal was performance expectations on this metric among industry competitors, the Committee also considered the Company’s historical depletion-based operating income trends, and the Company’s outlook for fiscal 2010. The fiscal 2010 annual performance goals were determined by the Committee, with input from the Management Compensation and Benefits Committee, and were as follows:

Fiscal 2010 Annual Incentive Compensation Performance Goals

	Underlying Depletion-Based
Attainment Point	Operating Income (1)	Payout (2)

Threshold	$643.0	0%
Target	$683.6	100%
Maximum	$724.2	200%

(1)	Dollars in millions. Operating income between two points is interpolated using a straight line method.

(2)	Payout represents a percentage of target. Payout between two points is interpolated using a straight line method.

After adjusting for a non-cash impairment charge for Don Eduardo, a low-volume, high-priced tequila, the Committee determined that for purposes of the Plan, the Company achieved underlying depletion-based operating income of $716.0 million for fiscal 2010, above our target level of performance. This resulted in a Company performance multiplier of 180%.

Individual Performance. For the 2010 fiscal year, individual performance measures for the NEOs consisted of qualitative and quantitative objectives that were deemed to be among the most important actions affecting our business. These objectives were determined through a cascade process in which individual performance objectives were established to support the achievement of the company’s business objectives. Payout levels for the individual portion of the annual incentive are based on the following guidelines for aligning performance and compensation.

Performance	Payout as a Percentage of Target

Superior	176% – 200%
Above Target	126% – 175%
On Target	76% – 125%
Below Target	Up to 75%
Immediate Improvement Required	No incentive paid

Chief Executive Officer. Individual performance objectives for our Chief Executive Officer were established by the Compensation Committee and included goals pertaining to the performance of the Company in relation to our annual plan, the strategic positioning of the Company, the ongoing development of our leadership team, and effective communications with our Board of Directors.

Other NEOs. Individual performance objectives for the remaining NEOs were based on recommendations from the CEO and were approved by the Committee.

•	Donald C. Berg. Mr. Berg’s individual performance objectives related to earnings-per-share growth, the execution of refinements to our capital structure, and goals pertaining to enhanced organizational effectiveness for departments reporting to Mr. Berg.

•	James S. Welch, Jr. Mr. Welch’s individual performance objectives included the development of an updated long-term corporate strategy, efforts to improve our rights to market beverage alcohol, measurable efforts to enhance our workforce diversity, and improved organizational effectiveness.

•	Mark I. McCallum. For Mr. McCallum, individual performance objectives included the financial and operational performance of geographic markets reporting to Mr. McCallum, the execution of revised business models in some markets, and ongoing strategy development for certain key markets.

•	Matthew E. Hamel. For Mr. Hamel, individual performance objectives included enhancements in our work with our Board of Directors and goals pertaining to the performance of the Legal department.

Individual performance results for our NEOs for fiscal 2010 were “Above Target”, with payout levels ranging from 140-175%. Please see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2010 found on page 37 for the amounts paid to NEOs in annual incentive compensation for fiscal 2010.

Long-Term Incentive Compensation. We provide our NEOs with a long-term incentive compensation opportunity as part of their total compensation package. Long-term incentives are intended to focus our executives on the Company’s long-range strategic goals, including sustainable growth and performance of our brands and superior returns to our shareholders. Long-term incentives also serve as a retention mechanism and equity-building opportunity for our executives.

To ensure deductibility of long-term incentives as performance-based compensation under Internal Revenue Code Section 162(m), the Committee established a bonus pool, which for the three-year performance period fiscal 2010 through fiscal 2012, was equal to 1% of operating income if the Company achieved $900 million of cumulative operating income, adjusted for extraordinary items. The Committee allocated the bonus pool 22% to the CEO, and a maximum of 13% to each of the remaining NEOs, and reserved the right to adjust downward (but not upward) any long-term incentive award produced by this formula.

Recent Changes to Long-Term Incentive Compensation. For fiscal 2010, we instituted changes to our long-term incentive program to align the program more closely with our long-term vision and objectives. We changed the mix of long-term cash and equity awards and adopted new performance measures for long-term cash and performance-based restricted stock. In addition, we capped the maximum long-term cash incentive opportunity at 200% of target. Awards issued prior to fiscal 2010 were not modified and will be paid in accordance with the performance metrics established at the start of the applicable performance periods.

The revised mix between cash and equity represents a shift toward equity and away from cash relative to prior years. We made this change to increase our NEOs’ exposure to Company stock in order to better align their economic interests with those of our stockholders. This change in pay mix was supported by the results of our market compensation analysis.

We changed the performance metric applicable to our long-term cash incentive plan from one focused on depletion-based operating income growth to a measure of cumulative shareholder return relative to a peer group of brand-building and consumer products companies. The purpose of this change is to provide our NEOs with greater exposure to, and accountability for, the performance of Brown-Forman Class B common stock relative to companies with whom we compete for business and investment. In addition, this change diversifies the performance goals used under our incentive plans and reduces our reliance upon depletion-based operating income as a measure of Company performance. We chose a relative total shareholder return measure for the benefit it provides in moderating the impact of macro-economic conditions that could cause the stock prices of many firms to change in a similar manner.

Prior to fiscal 2010, performance-based restricted stock awards were issued subject to a one-year performance period followed by a three-year vesting period. The performance measure for these awards was an absolute growth objective for depletion-based operating income and was identical to the performance metric applicable to our annual incentive plan. Performance-based restricted stock awards issued in fiscal 2010 are subject to a three-year performance period followed by a one-year restriction period. The performance metric applicable to these awards is the growth rate in reported depletion-based operating income relative to the economic growth rate of specific national economies that overlap with our current and anticipated future business markets. This plan is described in detail below in the section titled “Restricted Stock”. The purpose of this change is to measure Brown-Forman’s performance on this key metric over a longer period of time to ensure that award values are aligned with strategic performance. The measurement of growth in reported depletion-based operating income relative to economic growth in certain national economies is intended to isolate the aspect of Brown-Forman’s performance that is attributable to our efforts and not a result of overall movement in the economies in which we do business.

We believe that when considered in its entirety, our long-term incentive program reflects a balanced approach to rewarding performance that is indicative of long-term value creation for Brown-Forman, including:

Measure	Basis of Measurement	Award Type

Stock Price Growth	Absolute	SSARs

Total Shareholder Return	Relative to Comparator Companies	Long-Term Cash

Operational Performance	Relative to Economic Growth	Performance-Based Restricted Stock

Award Process. The long-term incentive compensation opportunity for the NEOs is generally determined in accordance with the following process: The total long-term incentive for each NEO is initially determined as a cash value (target). Twenty-five percent of the target value is allocated to each of: long-term cash, stock-settled stock appreciation rights (“SSARs”), and performance-based restricted stock. The Committee has discretion with regard to the allocation of the remaining 25% of the award. The Committee exercises this discretion by considering each NEO’s preference, total equity holdings, and career stage. To provide flexibility in retirement planning, executives who are over 62 or who will attain age 62 during the fiscal year, are not required to have an equity component to their long-term incentive compensation award and instead may receive 100% of their award in the form of performance-based cash. None of our NEOs attained age 62 during our 2010 fiscal year.

Performance-Based Cash Opportunity. Long-term cash incentives are granted during the first 90 days of each fiscal year and provide the NEOs with an opportunity to earn a cash-based incentive award for achievement of long-term performance results. Long-term cash incentives granted in fiscal 2010 have a three-year performance period and will be paid shortly following the completion of fiscal 2012. The target amounts of these awards are set forth in the Grants of Plan-Based Awards Table as “LTC” on page 40. The Committee will determine the payout under the award based on a comparison of the three-year cumulative total shareholder return of Brown-Forman’s Class B common stock with that of the consumer products and retail companies that constitute the S&P Consumer Staples Index at the end of the three-year performance period.

The Committee established a payout scale that correlates Brown-Forman’s percentile rank against the comparator group on three-year cumulative total shareholder return to a specific payout level ranging from 0% to 200% of the participant’s target cash award, with target performance and payout set at the 55th percentile rank versus the group. The threshold level of performance (the point at which no incentive is paid) is set at the 30th percentile rank versus the group. The maximum performance level (the point at which 200% of the target award is paid) is set at the 80th percentile rank versus the group. This payout scale was designed so that payouts at the target and maximum amounts would be earned only when our performance exceeds that of the comparator group, in alignment with our pay-for-performance strategy. Stock prices used for comparison will be the average closing stock prices over the sixty trading days immediately preceding the start of the performance period and the final sixty trading days of the performance period, in order to mitigate potential stock price volatility due to extraneous market conditions.

The following companies were included in the S&P Consumer Staples Index as of April 30, 2010:

Altria Group Inc.	Costco Wholesale Corp.	Kellogg Co.	Procter & Gamble Co.
Archer Daniels Midland Co.	CVS Caremark Corp.	Kimberly-Clark Corp.	Reynolds American Inc.
Avon Products Inc.	Dean Foods Co.	Kraft Foods Inc.	Safeway Inc.
Campbell Soup Co.	Dr Pepper Snapple Group Inc.	Kroger Co.	Sara Lee Corp.
Clorox Co.	Estée Lauder Cos. (Cl A)	Lorillard Inc.	SUPERVALU Inc.
Coca-Cola Co.	General Mills Inc.	McCormick & Co. Inc.	Sysco Corp.
Coca-Cola Enterprises Inc.	H.J. Heinz Co.	Mead Johnson Nutrition Co.	Tyson Foods Inc. (Cl A)
Colgate-Palmolive Co.	Hershey Co.	Molson Coors Brewing Co. (Cl B)	Wal-Mart Stores Inc.
ConAgra Foods Inc.	Hormel Foods Corp.	PepsiCo Inc.	Walgreen Co.
Constellation Brands Inc. (Cl A)	J.M. Smucker Co.	Philip Morris International Inc.	Whole Foods Market Inc.

For the three-year performance period that ended at the conclusion of fiscal 2010, the long-term incentive cash payout for the NEOs was based on the average of the fiscal 2008, 2009 and 2010 payout levels (expressed as a percentage of target) for the Company’s annual incentive compensation program (169%, 75% and 180% of target, respectively). Therefore, each NEO received a long-term cash incentive payment equal to 141% of the target award.

An executive typically forfeits long-term cash incentives if he or she voluntarily terminates employment prior to retirement eligibility or is discharged for cause. Subject to the Plan Administrator’s discretion, the long-term cash incentive compensation may be pro-rated and paid at the same time and in the same manner as to active employee participants to NEOs who voluntarily leave the Company at or after age 55 with at least five years of service (considered to be retirees).

Please see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2010 on page 37 and the Grants of Plan-Based Awards Table for Fiscal 2010 on page 40 for more information on the cash portion of the long-term incentive compensation we pay to our NEOs.

Performance-Based Restricted Stock. We award our NEOs and certain other executives with shares of Class A common stock through our performance-based restricted stock plan. Performance-based restricted stock awards are subject to a three-year performance period followed by a one-year restriction period. The performance metric applied to the awards is a comparison of the compound annual growth rate in the Company’s depletion-based operating income (on a reported basis) over a three-year period, to that of the nominal gross domestic product reported by the International Monetary Fund (“IMF”) of a set of countries identified by the Committee (and which are aligned with our current and anticipated business markets). For performance-based restricted stock awards granted in fiscal 2010, the set of countries against which our performance will be measured is a custom-weighted comparator group (“the index”) consisting of the IMF Advanced Economies Index (weighted at 85%) and the IMF Emerging and Developing Economies Index (weighted at 15%).

The Committee determined that if Company performance exceeds the index by 3.5% on a compound annual basis over the three-year performance period, a payout of 100% of target will be earned. A payout of 50% of target will be earned when our performance is less than or equal to that of the index. The maximum level of performance (150% of target payout) will be earned when our performance exceeds the index by 7% on a compound annual basis over the three-year performance period. This range of payouts (50% to 150%) was chosen to support our goals of pay-for-performance and increased NEO equity ownership on the one hand, while discouraging unnecessary risk-taking behavior on the other.

At the end of the three-year performance period, the Committee will determine the level of performance achieved and the resulting payout factor, which will be applied to each NEO’s target award value. The resulting value will be adjusted upward to account for dividends paid during the second and third years of the performance period. The number of restricted shares to be issued will be calculated using the closing price of Class A common shares on the date of grant (i.e., at the beginning of the three year performance period). The Committee chose this calculation method to ensure that our NEOs remain exposed to changes in stock price and dividends issued during the performance period, consistent with the goals of our long-term incentive plan.

Restricted stock is forfeited should a NEO voluntarily terminate his or her employment (prior to retirement eligibility) during the performance or restriction periods or be terminated for cause. Restricted stock vests on a pro-rata basis upon an involuntary termination for reasons other than for cause. Subject to the Plan Administrator’s discretion, restricted stock may vest on a pro-rata basis upon retirement or death.

For more information on the restricted stock awarded for fiscal 2010, please see the Summary Compensation Table and Grants of Plan-Based Awards Table set forth on pages 37 and 40, respectively.

Stock-Settled Stock Appreciation Rights. Stock-settled stock appreciation rights (“SSARs”) are granted annually on the date of the Company’s Annual Meeting of Stockholders, which is typically held in late July. The number of Class B common SSARs awarded to our NEOs for fiscal 2010 was determined by dividing the cash value of the long-term incentive compensation opportunity designated for SSARs by the Black-Scholes value of a SSAR as of the close of trading on the date of grant, July 23, 2009, or $10.78. SSARs become exercisable on the first day of the third fiscal year following the grant date, and are exercisable for seven fiscal years thereafter (i.e., SSARs granted July 23, 2009, are exercisable May 1, 2012, and expire on April 30, 2019). For more information on the SSARs awarded for fiscal 2010, please see the Grants of Plan-Based Awards Table for Fiscal 2010 and Outstanding Equity Awards Table as of April 30, 2010 set forth on pages 40 and 41, respectively.

Fiscal 2010 Company Performance and its Effect on Executive Compensation. The Company’s underlying performance for fiscal 2010 was very strong, resulting in a Company performance multiplier of 180%. This compares to a 75% Company performance multiplier for the fiscal 2009 performance period and a 169% Company performance multiplier for the fiscal 2008 performance period. The market prices of our Class A and Class B common stock increased during fiscal 2010. Our Class A common stock closing price increased from $48.70 on April 30, 2009, to $60.03 on April 30, 2010. Our Class B common stock closing price increased from $46.50 on April 30, 2009, to $58.18 on April 30, 2010. These price increases resulted in an increase in the value of our executives’ accumulated equity-based incentives during fiscal 2010.

Employee Benefits and Perquisites. We provide our NEOs with certain employee benefits that are available to nearly all salaried employees, including Company-paid group term life insurance equal to two times target cash compensation, travel accident insurance, Company matching contributions to a 401(k) savings plan, medical and dental plans, and a pension that grows with each added year’s service and pay. In addition, we provide our NEOs and certain other executives with additional benefits, including a leased automobile, automobile insurance, and reimbursement of financial planning expenses. We purchase tickets to sporting and entertainment events for business outings with customers and suppliers. If the tickets are not used for business purposes, employees (including the NEOs) may use the tickets at no incremental cost to the Company. We believe these benefits further our goal of attracting and retaining a diverse team of talented executives. We occasionally invite the NEOs and their spouses to certain events, including retirement celebrations and award dinners. We believe these events provide valuable opportunities for our senior executives to establish and develop relationships with our directors, long-term stockholders, employees, and each other, furthering our objective of having a strong and cohesive management team. For more detail on these benefits, please see the “All Other Compensation” column of the Summary Compensation Table for Fiscal 2010 found on page 37.

Post-Termination Compensation and Benefits. We maintain both tax-qualified retirement plans and non-qualified supplemental restoration retirement plans. Most salaried employees, including all of our NEOs, participate in the Salaried Employees Retirement Plan. This plan provides monthly retirement benefits based on age at retirement, years of service, and the average of the five highest consecutive calendar years’ salary during the final ten years of employment. These retirement benefits are not offset by Social Security benefits and are normally payable at age 65. A participant’s interest vests after five years of service. Please see the Pension Benefits Table on page 44 for additional information.

Federal tax law limits the benefits we might otherwise pay to key employees under “qualified” plans such as the Salaried Employees Retirement Plan. Therefore, for certain employees, including our NEOs, we maintain a nonqualified Supplemental Executive Retirement Plan, which provides retirement benefits to make up the difference between a participant’s accrued benefit calculated under the Salaried Employees Retirement Plan and the ceiling imposed by federal tax law. The plan also provides accelerated vesting of a portion of retirement benefits for certain key employees who join us mid-career.

We maintain a qualified 401(k) savings plan for most salaried employees, including our NEOs. Subject to a maximum the IRS sets annually, most participants in our 401(k) savings plan may contribute between 1% and 50% of their compensation (defined as salary and annual incentives) to their savings plan accounts, although highly compensated employees, including our NEOs, are limited to contributions of between 1% and 16% of their compensation. The Company’s match of a participant’s contribution is currently 100% of the first 5%, up to the maximum level of income recognized under Internal Revenue Code section 401(a)(17), and vests fully after four years of service.

We believe these post-termination compensation and benefit programs further our goal of attracting and retaining top executive talent, and serve to encourage executives to make long-term career commitments to us. For additional information on potential payments upon termination, please see the Potential Payments upon Termination or Change-in-Control section of this Proxy Statement found on page 47.

Compensation Policies and Practices.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits to $1 million the amount of annual compensation expense the Company may deduct when paid to a NEO unless the compensation is “performance-based” and paid under a formal compensation plan that meets the Internal Revenue Code’s requirements. We took appropriate steps in defining performance measures under our 2004 Omnibus Compensation Plan to assure the deductibility of compensation paid to NEOs under the Plan. To maintain flexibility, we have no policy requiring that all NEO compensation be fully deductible. However, the Committee expects the Company to be able to deduct all fiscal 2010 compensation paid to NEOs, with the exception of $5,208 of salary paid to our CEO.

Equity Award Grants. We have an equity award grant policy that requires the grant date of any award to be the date of the applicable Committee or Board meeting at which such award was approved, and the grant price to be the closing price of the relevant class of our common stock on the grant date. We do not have a program, plan or practice of timing equity award grants in conjunction with the release of material non-public information (or vice-versa). We have never re-priced or back-dated options or SSARs granted under any of our equity compensation plans, and our 2004 Omnibus Compensation Plan specifically prohibits these practices.

Source of Plan Shares. Under the terms of the Plan, we try to limit the source of shares delivered to participants under the Plan to those purchased by the Company from time to time on the open market, in private transactions, or otherwise. If we determine that the timing of such purchases may unduly affect the market price of the shares, the purchases may be spread over a period of time sufficient to minimize such effect. We may use newly-issued shares to cover exercises or redemptions of awards under the Plan, and then purchase an equal number of shares on the open market or otherwise as quickly as is reasonably practicable thereafter. This practice minimizes long-term dilution to our stockholders.

Conclusion. We believe that our executive compensation program continues to successfully attract, motivate, reward, and retain a team of talented and diverse executives and key employees, both in the United States and around the world, who will lead us to achieve our goal of being the best brand builder in the wine and spirits industry and enable us to deliver superior value to our stockholders over time.

Compensation Committee Report.

We, the Compensation Committee of the Board of Directors of Brown-Forman Corporation, have reviewed and discussed with Company management the Compensation Discussion and Analysis set forth above, and based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Richard P. Mayer, Chairman
Patrick Bousquet-Chavanne
John D. Cook

Compensation Risk Assessment.

To determine the level of risk arising from our compensation policies and practices, the Company conducted a thorough risk assessment and evaluation process during fiscal 2010 with oversight by the independent advisors to the Compensation Committee, the committee members, and our internal auditors. The risk assessment was based on a framework provided by the independent advisors to the Compensation Committee and examined the compensation programs applicable to all of our employees, not just our NEOs. We evaluated the following areas of potential risk and reviewed suggested practices intended to mitigate risk related to compensation. Based upon the affirmative responses to the questions set forth below, as well as other qualitative and quantitative results, the Company concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Risk Category	Element of Risk

Strategic Risk	•	Are performance metrics and measurement periods well-aligned with the Company’s business strategy and objective for long-term value creation for stockholders?
	•	Is the Committee aware of the Company’s conservative risk tolerance, and does it have the ability to identify behaviors or performance outcomes that are excessive or contrary to the Company’s long-term strategy?
Cultural Risk	•	Does the Company have a strong set of corporate values that emphasize ethical behavior, actions that contribute to building long-term value (rather than short-term performance), teamwork and individual sacrifice for common good, the importance of non-financial and strategic performance, and investment in people and infrastructure?
Governance Risk	•	Is the Compensation Committee independent? Do members have an appropriate level of expertise?
	•	Does the Committee have access to and receive input from an independent and proactive compensation consultant?
Pay-Mix Risk	•	Does the Company have reasonable, market-competitive salaries?
	•	Does the Company have a balanced mix of annual and longer-term incentive opportunities?
	•	Does equity compensation make up an appropriate portion of total pay, sufficient to align the executive’s economic interest with those of long-term shareholders?
Performance Measurement Risk	•	Do incentive opportunities relate primarily to the performance of the Company as a whole for senior-level executives?
	•	Do incentive programs reward a mix of different performance measures that consider all aspects of the Company’s financial health?
	•	Does the Compensation Committee have a rigorous process for establishing goals and evaluating CEO performance?
Risk Management	•	Do executives in charge of risk management have direct access to the Compensation Committee for pay-risk assessments?
Other Compensation Risk	•	Do executives have reasonable severance arrangements, rather than severance packages that would offset or mitigate the consequences of poor performance or risky behavior?
	•	Do the Company’s compensation programs hold management accountable for results after retirement through continued, rather than accelerated vesting of unvested awards upon retirement?

Summary Compensation Table for Fiscal 2010.

The following table sets forth the compensation paid or accrued by the Company for the fiscal year ended April 30, 2010, as required to be calculated under SEC rules, for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers as of the end of the fiscal year (the “Named Executive Officers” or “NEOs”).

Fiscal 2010 Summary Compensation Table

							Change
							in
							Pension
							Value
						Non-	and
						Equity	Nonqualified
					SSAR/	Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)(9)	($)(10)	($)

Paul C. Varga	2010	1,005,208	—	651,000	577,328	3,684,059	1,742,816	35,189	7,695,600
Chairman and Chief	2009	1,001,458	—	813,797	—	2,049,628	108,384	42,856	4,016,123
Executive Officer	2008	986,083	—	1,733,833	—	3,096,612	404,184	31,303	6,252,015

Donald C. Berg (1)	2010	541,667	—	150,000	212,844	793,304	681,830	31,427	2,411,072
Executive Vice President	2009	539,167	—	90,040	155,001	506,949	1,588	37,275	1,330,020
and Chief Financial Officer

James S. Welch, Jr.	2010	546,875	—	240,000	186,238	885,800	662,352	32,239	2,553,504
Vice Chairman (2)	2009	545,625	—	90,040	155,001	658,645	479	31,676	1,481,466
	2008	524,166	—	202,848	180,644	858,925	123,846	32,165	1,922,594

Mark I. McCallum	2010	546,563	—	312,500	138,572	973,000	249,813	33,063	2,253,511
Executive Vice President and	2009	492,500	—	135,002	103,338	459,214	49,524	30,570	1,270,148
Chief Operating Officer	2008	462,292	—	202,848	120,425	774,276	57,233	30,384	1,647,458

Matthew E. Hamel (3)	2010	413,438	—	100,000	177,367	698,040	69,907	29,140	1,487,892
Executive Vice President, General Counsel and Secretary

(1)	Mr. Berg was not a Named Executive Officer for fiscal year 2008. Therefore, information for 2008 is not provided.

(2)	Mr. Welch’s full title is Vice Chairman, Executive Director of Corporate Affairs, Strategy, Diversity, and Human Resources.

(3)	Mr. Hamel was not a Named Executive Officer for fiscal years 2008 and 2009. Therefore, information for those years is not provided.

(4)	Salary includes holiday bonus. Salary increases typically take effect August 1 of each year (even though the Company’s fiscal year runs May 1 to April 30); however, in light of the challenging worldwide economic conditions, Brown-Forman suspended merit increases for all salaried employees, including the NEOs, during fiscal 2010. Mr. McCallum’s salary increased effective May 1, 2009, in connection with his promotion to the position of Chief Operating Officer.

(5)	NEOs do not receive non-performance based compensation that would be considered a “Bonus” under SEC regulations.

(6)	In accordance with SEC rules, included in the “Stock Awards” column is the aggregate grant date fair value of restricted stock granted during the respective fiscal years, calculated in accordance with FASB ASC Topic 718. Awards subject to performance conditions are calculated based on the probable outcome of the performance condition as of the grant date for the award (performance at target). Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended April 30, 2010, which are included in the Company’s fiscal 2010 Annual Report on Form 10-K as filed with the SEC. This presentation reflects a change from prior year proxy statements where the amounts included in these columns reflected the compensation expense recognized in the fiscal year related to all outstanding equity awards (regardless of grant date). The amounts for 2008 and 2009 have been restated to reflect the aggregate grant date fair value for the respective years. SEC rules also require us to disclose the grant date fair value of awards subject to performance conditions assuming maximum performance. The grant date fair values for the fiscal 2010 restricted stock awards, assuming maximum performance, are as follows: for Mr. Varga, $976,500; for Mr. Berg, $225,000; for Mr. Welch, $360,000; for Mr. McCallum, $468,750; and for Mr. Hamel, $150,000.

(7)	In accordance with SEC rules, included in the “SSAR/Option Awards” column are the aggregate grant date fair values of SSARs granted during the respective fiscal years, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended April 30, 2010, which are included in the Company’s fiscal 2010 Annual Report on Form 10-K as filed with the SEC. This presentation reflects a change from prior year proxy statements where the amounts included in these columns reflected the compensation expense recognized in the fiscal year related to all outstanding equity awards (regardless of grant date). The amounts for 2008 and 2009 have been restated to reflect the aggregate grant date fair value for the respective years.

(8)	Amounts listed for the year 2010 include short-term cash incentive compensation paid for the one-year performance period ended April 30, 2010, and long-term cash incentive compensation paid for the three-year performance period ended April 30, 2010, as determined by the Compensation Committee at its May 26, 2010, meeting and paid to the NEOs on or about June 15, 2010. Specific amounts are reflected below.

	Short-Term Cash	Long-Term Cash
Paul C. Varga	2,237,500	1,446,559
Donald C. Berg	462,800	330,504
James S. Welch, Jr.	462,800	423,000
Mark I. McCallum	465,400	507,600
Matthew E. Hamel	344,000	354,040	(a)

(a)	For Mr. Hamel, Long Term Cash includes $70,500 attributable to a $50,000 performance-based incentive award granted October 30, 2007 in connection with his hire, and adjusted upward based on the average of the Company’s short-term performance multipliers for fiscal years 2008, 2009, and 2010.

(9)	Amounts listed for the year 2010 reflect the change in pension value for each NEO during fiscal year 2010. Change in pension value is based on an actuarial present value calculation. There was a significant decrease in the interest rate used to determine the present value of the qualified and non-qualified pension for our NEOs and other plan participants during fiscal year 2010. The decrease in this rate (the year-end FASB ASC Topic 715 pension discount rate, which dropped from 7.94% to 5.91%) and not a change in the pension benefits offered to our NEOs, was the primary reason for the increase in the value shown in this column. Amounts attributable to each of our retirement plans are reflected below. Please see the Pension Benefits Table on page 44 for additional information, including assumptions used in the present value calculations.

	Qualified	Non-Qualified
Paul C. Varga	147,200	1,595,616
Donald C. Berg	180,754	501,076
James S. Welch, Jr.	157,721	504,631
Mark I. McCallum	68,990	180,823
Matthew E. Hamel	27,640	42,267

(10)	Please see the Fiscal 2010 All Other Compensation Table below for additional information on the amounts reflected in this column.

The following table sets forth each component of the “All Other Compensation” column of the Summary Compensation Table.

Fiscal 2010 All Other Compensation Table

		Cost of
		Company-	Cost of
	401(k)	Provided	Company-
	Matching	Life	Leased
Name	Contribution (1)	Insurance	Car (2)	Other (3)	Total
Paul C. Varga	12,250	3,440	15,499	4,000	35,189

Donald C. Berg	12,250	2,759	12,418	4,000	31,427

James S. Welch, Jr.	12,250	2,776	13,213	4,000	32,239

Mark I. McCallum	12,875	2,651	14,017	3,520	33,063

Matthew E. Hamel	12,250	2,110	10,780	4,000	29,140

(1)	For Mr. McCallum, 401(k) matching contribution in excess of $12,250 during fiscal 2010 is attributable to his increase in salary on May 1, 2009, in connection with his promotion to the position of Executive Vice President and Chief Operating Officer, and the timing of our 401(k) matching contributions.

(2)	Values based on incremental cost to the Company during the fiscal year, including lease payments, maintenance and registration, and annual insurance premiums.

(3)	Amounts include reimbursement of legal and financial planning expenses.

Grants of Plan-Based Awards for Fiscal 2010.

The following table sets forth information regarding the equity and non-equity awards granted to our NEOs during fiscal 2010 under our 2004 Omnibus Compensation Plan. For additional information on the Plan and the fiscal 2010 awards made thereunder, please see the “Incentive Compensation” section of our Compensation Discussion and Analysis, which begins on page 25.

Fiscal 2010 Grants of Plan-Based Awards Table

									All
									Other
									Option
									Awards:
									Number	Exercise	Grant Date
			Estimated Possible Payouts			Estimated Possible Payouts			of	or Base	Fair Value
			Under Non-Equity Incentive Plan Awards (2)			Under Equity Incentive Plan Awards (3)			Securities	Price of	of Stock
			Thres			Thres			Underlying	Option	and Option
	Grant	Descrip-	hold	Target	Maximum	hold	Target	Maximum	Options (4)	Awards	Awards (5)
Name	Date	tion(1)	($)	($)	($)	($)	($)	($)	(#)	($/Sh)	($)

Paul C. Varga		STC	0	1,250,000	2,500,000
		LTC	0	868,000	1,376,000
	7/23/2009	RS				325,500	651,000	976,500			651,000
	7/23/2009	SSAR							60,390	$43.72	577,328

Donald C. Berg		STC	0	260,000	520,000
		LTC	0	210,000	420,000
	7/23/2009	RS				75,000	150,000	225,000			150,000
	7/23/2009	SSAR							22,264	$43.72	212,844

James S. Welch, Jr.		STC	0	260,000	520,000
		LTC	0	150,000	300,000
	7/23/2009	RS				120,000	240,000	360,000			240,000
	7/23/2009	SSAR							19,481	$43.72	186,238

Mark I. McCallum		STC	0	260,000	520,000
		LTC	0	156,250	312,500
	7/23/2009	RS				156,250	312,500	468,750			312,500
	7/23/2009	SSAR							14,495	$43.72	138,572

Matthew E. Hamel		STC	0	200,000	400,000
		LTC	0	100,000	200,000
	7/23/2009	RS				50,000	100,000	150,000			100,000
	7/23/2009	SSAR							18,553	$43.72	177,367

(1)	STC is short-term (or annual) incentive compensation payable in cash; LTC is long-term incentive compensation payable in cash; RS is Class A common performance-based restricted stock; SSAR is Class B common stock-settled stock appreciation rights.

(2)	Amounts represent the potential value of the short-term incentive compensation opportunity for the fiscal 2010 performance period and the cash component of long-term incentive compensation opportunity for the three-year performance period fiscal 2010 through fiscal 2012, inclusive. No amounts are payable if threshold performance levels are not achieved. STC and LTC are capped at 200% of target. Please see the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2010 Summary Compensation Table on page 37 for amounts actually paid out in respect of fiscal 2010 performance.

(3)	Amounts represent the potential value of a NEO’s long-term incentive compensation opportunity designated for Class A common restricted stock for fiscal 2010. RS awards are initially determined as a cash value, then subject to a three-year performance period, followed by a one-year restriction period. The number of shares of RS to be awarded for fiscal 2010 is determined by multiplying the cash value at target of a NEO’s long-term incentive compensation opportunity designated for RS by a three-year performance adjustment factor, adjusting upwards to account for dividends paid during the second and third years of the performance period, and then dividing that amount by $46.40, which is the value of our Class A common stock as of the close of trading on the date of grant, July 23, 2009. Restricted stock awards granted in fiscal 2010 vest on April 30, 2013.

(4)	The number of SSARs awarded to our NEOs for fiscal 2010 was determined by dividing the cash value of the opportunity designated for SSARs by the Black-Scholes value of our Class B common stock as of the close of trading on the date of grant, July 23, 2009 ($10.78). SSARs become exercisable on the first day of the third fiscal year following the fiscal year of grant, and are exercisable for seven fiscal years thereafter. SSARs granted July 23, 2009, are exercisable May 1, 2012, and expire April 30, 2019.

(5)	Amounts represent the grant date fair value as calculated in accordance with FASB ASC Topic 718. Awards subject to performance conditions are calculated based on the probable outcome of the performance condition as of the grant date for the award (performance at target).

Outstanding Equity Awards as of April 30, 2010.

The following table sets forth the outstanding equity awards held by our NEOs as of April 30, 2010. The year-end values set forth in the table are based on the $60.03 closing price for our Class A common stock and $58.18 closing price for our Class B common stock, respectively, on April 30, 2010.

Outstanding Equity Awards at 2010 Fiscal Year End Table

	Option and SSAR Awards (1)(2)					Stock Awards (1)(3)
		Number							Market
		of	Number of					Number of	Value of
		Securities	Securities					Shares or	Shares or
		Underlying	Underlying					Units of	Units of
		Unexercised	Unexercised	Option				Stock That	Stock That
		Options	Options	Exercise	Option		Class of	Have Not	Have Not
		(#)	(#)	Price	Expiration		Common	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	Grant Date	Stock	(#)(4)	($)(4)

Paul C. Varga	7/23/2009		60,390	43.72	4/30/2019
						7/24/2003	B	7,587	441,412
						7/24/2003	B	1,896	110,309
						7/27/2006	A	19,208	1,153,056
						7/27/2006	B	4,802	279,380
						7/26/2007	A	24,138	1,449,004
						7/26/2007	B	6,034	351,058
						7/24/2008	A	14,190	851,826
						7/23/2009	A		651,000
Donald C. Berg	7/31/2001	12,983		26.67	4/30/2011
	7/25/2002	16,903		25.06	4/30/2012
	7/24/2003	19,024		30.62	4/30/2013
	7/22/2004	15,138		36.35	4/30/2014
	7/28/2005	13,062		46.19	4/30/2015
	7/27/2006	10,104		56.50	4/30/2016
	7/26/2007		11,567	54.58	4/30/2017
	7/24/2008		13,588	57.40	4/30/2018
	7/23/2009		22,264	43.72	4/30/2019
						7/24/2003	B	2,592	150,803
						7/24/2003	B	648	37,701
						7/27/2006	A	2,156	129,425
						7/27/2006	B	539	31,359
						7/26/2007	A	2,206	132,426
						7/26/2007	B	551	32,057
						7/24/2008	A	1,570	94,247
						7/23/2009	A		150,000

	Option and SSAR Awards (1)(2)					Stock Awards (1)(3)
		Number							Market
		of	Number of					Number of	Value of
		Securities	Securities					Shares or	Shares or
		Underlying	Underlying					Units of	Units of
		Unexercised	Unexercised	Option				Stock That	Stock That
		Options	Options	Exercise	Option		Class of	Have Not	Have Not
		(#)	(#)	Price	Expiration		Common	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	Grant Date	Stock	(#)(4)	($)(4)

James S. Welch, Jr.	7/31/2001	9,492		26.67	4/30/2011
	7/25/2002	9,658		25.06	4/30/2012
	7/22/2004	15,730		36.35	4/30/2014
	7/28/2005	14,543		46.19	4/30/2015
	7/27/2006	8,344		56.50	4/30/2016
	7/26/2007		14,804	54.58	4/30/2017
	7/24/2008		13,588	57.40	4/30/2018
	7/23/2009		19,481	43.72	4/30/2019
						7/24/2003	B	6,322	367,814
						7/24/2003	B	1,580	91,924
						7/27/2006	A	2,670	160,280
						7/27/2006	B	667	38,806
						7/26/2007	A	2,824	169,525
						7/26/2007	B	706	41,075
						7/24/2008	A	1,570	94,247
						7/23/2009	A		240,000
Mark I. McCallum	7/24/2003	9,799		30.62	4/30/2013
	7/22/2004	6,892		36.35	4/30/2014
	7/28/2005	10,418		46.19	4/30/2015
	7/27/2006	2,854		56.50	4/30/2016
	7/26/2007		9,869	54.58	4/30/2017
	7/24/2008		9,059	57.40	4/30/2018
	7/23/2009		14,495	43.72	4/30/2019
						7/27/2006	A	3,651	219,170
						7/27/2006	B	912	53,060
						7/26/2007	A	2,824	169,525
						7/26/2007	B	706	41,075
						7/24/2008	A	2,354	141,311
						7/23/2009	A		312,500
Matthew E. Hamel	11/15/2007		9,375	54.40	4/30/2017
	7/24/2008		9,059	57.40	4/30/2018
	7/23/2009		18,553	43.72	4/30/2019
						7/24/2008	A	1,047	62,851
						7/23/2009	A		100,000

(1)	All option and SSAR awards are in the form of Class B common stock. Awards with grant dates prior to July 28, 2005 are stock options; awards with grant dates of July 28, 2005 or later are SSARs. All options and SSARs vest and become fully exercisable on the first day of the third fiscal year following the fiscal year of grant.

(2)	Restricted stock awards granted July 24, 2003, vest on April 30, 2011; restricted stock awards granted July 22, 2004, July 28, 2005, and July 27, 2006, vest on April 30, 2009, April 30, 2010, and April 30, 2011, respectively; restricted stock awards granted July 26, 2007, and July 24, 2008, vest on April 30, 2011, and April 30, 2012, respectively. Restricted stock awards granted July 23, 2009, vest on April 30, 2013.

(3)	The number of shares of RS to be issued with respect to the July 23, 2009 grants will be determined by multiplying the cash value at target of a NEO’s long-term incentive compensation opportunity designated for RS by a three-year (fiscal 2010 to fiscal 2012) performance adjustment factor, adjusting upwards to account for dividends paid during the second and third years of the performance period, and then dividing that amount by $46.40, which is the value of our Class A common stock as of the close of trading on the date of grant, July 23, 2009.

(4)	Values based on the closing prices on April 30, 2010, of our Class A common stock of $60.03 and Class B common stock of $58.18, except with respect to July 23, 2009 restricted stock awards, which are subject to ongoing performance conditions. Market value for restricted stock awards granted July 23, 2009, is grant date fair value as calculated in accordance with FASB ASC Topic 718.

Option Exercises and Stock Vested for Fiscal 2010.

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the NEOs during fiscal 2010.

Fiscal 2010 Option Exercises and Stock Vested Table

	Option/SSAR Awards (1)		Stock Awards
	Number of			Number of
	Shares			Shares
	Acquired	Value Realized		Acquired	Value Realized
	on Exercise	on Exercise (2)	Class of	on Vesting (3)	on Vesting (4)
Name	(#)	($)	Common Stock	(#)	($)

Paul C. Varga			A	17,769	1,066,673
			B	4,442	258,436
Donald C. Berg (5)	12,437	290,252	A	2,556	153,437
			B	639	37,177
James S. Welch, Jr.			A	2,846	170,845
			B	711	41,366

(1)	All option and SSAR awards are in the form of Class B common stock.

(2)	Value realized on exercise equals the difference between the option/SSAR exercise price and the market price of the underlying shares at exercise, multiplied by the number of shares for which the option/SSAR was exercised.

(3)	The awards of Class A common stock shown in this column were granted on July 28, 2005. The awards of Class B common stock shown in this column are also deemed to have a grant date of July 28, 2005, but were issued on October 27, 2008, in connection with the Company’s special Class B common stock distribution. The vesting date for all stock awards shown on this table was April 30, 2010.

(4)	Value realized on vesting equals the closing market price of the underlying securities on the vesting date, multiplied by the number of shares that vested. The closing prices of our Class A common stock and Class B common stock on the vesting date, April 30, 2010, were $60.03 and $58.18, respectively.

(5)	Mr. Berg exercised 12,437 options for Class B common stock on September 3, 2009. Of those options 6,000 had an exercise price of $26.67 and a market price of $46.39, and 6,437 had an exercise price of $19.68 and a market price of $46.39.

Pension Benefits.

We maintain both tax-qualified and non-qualified supplemental excess retirement plans. The following table sets forth the present value of accumulated pension benefits payable to each of our NEOs under our tax-qualified base plan, the Salaried Employees Retirement Plan, and under our non-qualified excess plan, the Supplemental Executive Retirement Plan, based on the pension earned as of our most recent FASB ASC Topic 715 measurement date, April 30, 2010.

Fiscal 2010 Pension Benefits Table

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Paul C. Varga	Qualified	23.00	303,231	0
	Non-Qualified	23.00	3,051,829	0
Donald C. Berg	Qualified	20.83	454,382	0
	Non-Qualified	20.83	1,320,162	0
James S. Welch, Jr.	Qualified	20.75	356,718	0
	Non-Qualified	20.75	1,131,894	0
Mark I. McCallum	Qualified	6.75	150,755	0
	Non-Qualified	6.75	360,037	0
Matthew E. Hamel	Qualified	2.50	42,582	0
	Non-Qualified	2.50	66,473	0

(1)	The amount in this column represents the actuarial present value of each NEO’s accumulated pension benefit as of our FASB ASC Topic 715 measurement date, April 30, 2010, using a 5.91% discount rate, age 65 expected retirement age, 2009 Static Mortality Table for Annuitants and Non-Annuitants, and life annuity form of payment.

Brown-Forman Corporation Salaried Employees Retirement Plan. Most U.S. salaried employees participate in the tax-qualified Salaried Employees Retirement Plan. This plan is a funded, non-contributory, defined-benefit pension plan that provides monthly retirement benefits based on age at retirement, years of service, and the average of the five highest consecutive calendar years’ compensation during the final ten years of employment. Retirement benefits are not offset by Social Security benefits and are normally payable at age 65. A participant’s interest vests after five years of service.

Brown-Forman Corporation Supplemental Executive Retirement Plan. U.S. Federal tax law limits the amount of compensation that may be used annually to accrue benefits under our tax-qualified Salaried Employees Retirement Plan. Therefore, for employees whose compensation exceeds these limits, including our NEOs, we maintain a non-qualified Supplemental Executive Retirement Plan (“SERP”). The SERP provides retirement benefits to make up the difference between a participant’s accrued benefit calculated under the tax-qualified Salaried Employees Retirement Plan and the ceiling imposed by federal tax law. The SERP also provides faster vesting for certain key employees who join us mid-career.

The formula to calculate the combined total pension benefit under both plans includes the following factors:

•	Final Average Compensation (“FAC”) is the average of the highest consecutive five calendar years in the last ten calendar years employed. For this purpose, compensation is considered to be salary and short-term incentive compensation (not long-term cash or equity compensation).

•	Social Security Covered Compensation (“CC”) is the average of the Social Security Taxable Wage Base in effect for each calendar year during the 35 years ending with the calendar year in which a participant attains his or her Social Security Retirement age.

•	Credited Service (“Service”) is the number of years and whole months of service the participant is employed by the Company at a location or division that participates in the pension plan, up to a maximum of 30 years.

The formula to determine monthly pension for a participant retiring at the regular retirement age of 65 is:

•	1.3% multiplied by FAC up to CC;

•	1.75% multiplied by FAC above CC;

•	The sum of the above multiplied by Service; and

•	Divide by 12 to get the monthly pension (before reduction for early retirement or optional forms of payment).

For example, for someone with FAC of $400,000, CC of $80,000, and Service of 30 years:

• 0.013 X $80,000 =	$1,040
• 0.0175 X $320,000 =	$5,600

• Sum	$6,640
• Times Service	30

• Annual age 65 Pension	$199,200
• Divide by	12

• Monthly Pension	$16,600

Early retirement is available at age 55 under both plans. However, those who retire before age 65 have their pension payments reduced by 3% for each year (1/4 of 1% for each month) that payments start prior to age 65. Donald C. Berg and Mark I. McCallum are our NEOs who are currently eligible for early retirement. Retirees can also reduce their pension payment to purchase optional forms of payment that protect their spouse or ensure a minimum payment period.

Once the final pension is determined, the federal rules that govern the maximum pension that can be paid under the qualified plan are applied to determine the portion to be paid under the qualified plan, and the remainder becomes payable under the non-qualified pension plan.

Potential Payments Upon Termination or Change-in-Control.

We do not provide our NEOs with any contract, agreement, plan, or arrangement that allows for payments or benefits upon termination or a change-in-control, and that discriminates in favor of any of the NEOs in scope or terms of operation.

Retirement. For those executives who leave the Company at or after age 55 with at least 5 years of service (considered to be retirees), the incomplete short-term incentive compensation and long-term cash incentive compensation cycles continue in effect, pro-rated, and are paid at the same time and in the same manner as to active employee participants. Stock options and SSARs continue to be exercisable for the shorter of their original term, or seven years from the date of retirement. Restricted stock awards have provisions that permit the Plan Administrator to provide at least pro-rated vesting in the event of retirement.

Involuntary Termination for Cause, Involuntary Termination Not for Cause, Voluntary Termination, and Death.

Cash Incentive Compensation. Executives who are involuntarily terminated for cause (which, under the terms of our Plan, generally requires misconduct), or who voluntarily terminate employment prior to retirement age, forfeit awards under incomplete short-term and long-term incentive compensation cycles. In the event of death, any incomplete short-term incentive compensation cycle continues in effect, pro-rated, and is paid at the same time and in the same manner as to active employee participants. If employment is involuntarily terminated for reasons other than for cause, and absent the exercise of Plan Administrator discretion otherwise, awards payable under incomplete short-term and long-term incentive compensation cycles are forfeited. In the event of death, incomplete long-term incentive compensation cycles are pro-rated and paid out as soon as practicable. (Pro-rated long-term cash incentive compensation payable in the event of death is subject to certain reductions under the administrative guidelines to the Plan.)

Options/SSARs. Options and SSARs expire immediately upon termination for cause, and upon the earlier of the expiration date or the end of thirty days following the date of termination, in the event of voluntary termination. If employment is involuntarily terminated for reasons other than for cause, and absent the exercise of Plan Administrator discretion to accelerate the first exercise date or delay expiration, options and SSARs expire immediately upon termination. Options and SSARs become immediately exercisable upon death, and must be exercised by the earlier of the original expiration date, or five years following the date of death.

Restricted Stock. Employees terminating voluntarily and employees terminated for cause forfeit all unvested restricted stock. Pro-rated vesting of restricted stock awards is mandatory upon a participant’s involuntary termination for reasons other than for cause. The Plan Administrator may provide at least pro-rated vesting of restricted stock awards in the event of death.

Change-in-Control and Termination Upon Change-in-Control. In the event of a change-in-control, as defined in the Plan, short-term and long-term incentive compensation cycles continue unaffected, outstanding options and SSARs become immediately vested (exercisable according to their original vesting schedule), and restrictions upon outstanding restricted stock awards lapse. In the event of an executive’s termination upon a change-in-control, target awards under incomplete short-term and long-term incentive compensation cycles are deemed to have been earned, vesting is accelerated, and the Company is required to pay out in cash within thirty days following the termination, a pro-rated portion of all such awards. Outstanding options and SSARs become immediately vested and exercisable, and restrictions upon outstanding restricted stock awards lapse.

The following table illustrates the value of compensation available to our NEOs had their employment terminated on April 30, 2010, the final day of our 2010 fiscal year, under various scenarios. The compensation included is only that which would have been payable as a direct result of the specified triggering event.

Fiscal 2010 Potential Payments upon Termination or Change-in-Control Table

		Involuntary	Involuntary				Termination
	Voluntary	Termination	Termination			Change-	Upon Change-
Name	Termination	for Cause	Not for Cause	Retirement	Death	in-Control	in-Control

Paul C. Varga
Death Benefit (1)	$0	$0	$0	$0	$2,000,000	$0	$0
Holiday Bonus (2)	0	0	16,753	16,753	16,753	0	16,753
STC (3)	0	0	0	1,250,000	1,250,000	0	1,250,000
LTC (4)	0	0	0	3,046,018	2,679,288	0	3,046,018
SSARs (5)	0	0	0	873,239	873,239	0	873,239
RS (6)	0	0	3,567,415	0	0	5,287,046	5,287,046
Total	0	0	3,584,168	5,186,010	6,819,280	5,287,046	10,473,056
Donald C. Berg (7)
Death Benefit (1)	0	0	0	0	2,604,000	0	0
Holiday Bonus (2)	9,028	0	9,028	9,028	9,028	0	9,028
STC (3)	260,000	0	0	260,000	260,000	0	260,000
LTC (4)	755,560	0	0	755,560	661,660	0	755,560
SSARs (5)	374,177	0	0	374,177	374,177	0	374,177
RS (6)	0	0	501,553	0	0	758,017	758,017
Total	1,398,765	0	510,581	1,398,765	3,908,865	758,017	2,156,782
James S. Welch, Jr.
Death Benefit (1)	0	0	0	0	2,614,000	0	0
Holiday Bonus (2)	0	0	9,115	9,115	9,115	0	9,115
STC (3)	0	0	0	260,000	260,000	0	260,000
LTC (4)	0	0	0	771,000	692,100	0	771,000
SSARs (5)	0	0	0	345,588	345,588	0	345,588
RS (6)	0	0	826,613	0	0	1,203,671	1,203,671
Total	0	0	835,728	1,385,703	3,920,803	1,203,671	2,589,374
Mark I. McCallum (7)
Death Benefit (1)	0	0	0	0	2,614,000	0	0
Holiday Bonus (2)	6,901	0	6,901	6,901	6,901	0	6,901
STC (3)	260,000	0	0	260,000	260,000	0	260,000
LTC (4)	846,250	0	0	846,250	765,788	0	846,250
SSARs (5)	252,192	0	0	252,192	252,192	0	252,192
RS (6)	0	0	524,514	0	0	936,640	936,640
Total	1,365,343	0	531,415	1,365,343	3,898,881	936,640	2,301,983
Matthew E. Hamel
Death Benefit (1)	0	0	0	0	2,227,000	0	0
Holiday Bonus (2)	0	0	3,516	3,516	3,516	0	3,516
STC (3)	0	0	0	200,000	200,000	0	200,000
LTC (4)	0	0	0	515,257	462,657	0	515,257
SSARs (5)	0	0	0	310,780	310,780	0	310,780
RS (6)	0	0	56,426	0	0	162,851	162,851
Total	0	0	59,942	1,029,553	3,203,953	162,851	1,192,404

(1)	Death benefit includes amounts provided by the Company as an insurance benefit in the event of the employee’s death (generally available to all salaried employees) and additional amounts elected and paid for by each NEO as optional insurance coverage.

(2)	Pro-rated holiday bonus is provided in the event of retirement, death, involuntary termination other than for cause, and change-in-control. Holiday bonus is calculated based on a December 1 to November 30 payment cycle.

(3)	Pro-rated short-term cash incentives are provided in the event of retirement or death based on actual Company performance. Pro-rated short-term cash incentives are provided in the event of termination upon change-in-control based on target Company performance. Amounts shown reflect payments based on target levels of performance for fiscal 2010.

(4)	Continued vesting of pro-rated long-term cash awards is provided in the event of retirement or death, based on the number of days worked during the performance period. Accelerated vesting of pro-rated long-term cash awards is provided in the event of termination upon a change-in-control. For retirement and termination upon change-in-control scenarios, amounts shown represent actual performance applied to prior performance periods and target performance applied to the current and future performance periods. For death scenarios, amounts shown represent actual performance applied to prior performance periods and target performance applied to the fiscal 2010 and future performance periods, with the award for the performance period ending April 30, 2011, reduced by 15% and the award for the performance period ending April 30, 2012, reduced by 25%, in accordance with the administrative guidelines to the Plan.

(5)	SSARs become non-forfeitable upon retirement and vest immediately in the event of death and change-in-control. Amounts shown in the “SSARs” line item represent the value realized upon vesting of unvested SSARs, based upon the difference between the exercise price and the closing price of our Class B common stock on April 30, 2010.

(6)	Continued vesting of a pro-rated number of unvested restricted shares is provided in the event of involuntary termination other than for cause based on the number of whole or partial months elapsed at the time of termination divided by the number of months required for full vesting. Accelerated vesting of unvested restricted shares is provided in the event of termination upon a change-in-control. Amounts shown represent the number of restricted shares provided, multiplied by the closing prices of our Class A and Class B common stock on April 30, 2010, of $60.03 and $58.18, respectively.

(7)	As retirement-eligible NEOs, Mr. Berg and Mr. McCallum would be treated as retirees in the event of voluntary termination.

DIRECTOR COMPENSATION

This section describes how we compensate our Directors.

Elements of Compensation.

Our directors serve one-year terms that begin with their election at the Annual Meeting of Stockholders held in late July each year (the “Board Year”). We offer the following types of compensation to our non-employee directors:

•	Cash retainer

•	Equity award

•	Committee member retainer

•	Committee chairman retainer

•	Meeting fees for Board and committee meetings

•	Limited personal benefits and perquisites

Our compensation philosophy for our non-employee directors is to provide an annual retainer that is less than that provided by comparable companies and meeting fees that exceed those provided by comparable companies. The Compensation Committee believes that this structure appropriately reflects the importance of directors’ attendance and active participation at Board and committee meetings and compensates for the dedication and time commitment required for committee service. The compensation structure for our non-employee directors remains unchanged from fiscal 2009.

Annual Retainer. The Committee reviews, and if appropriate, adjusts annually, effective August 1, the compensation offered to our non-employee directors. Effective August 1, 2009, our non-employee directors are paid an annual retainer of $38,000 cash, payable in six installments over the Board Year. In lieu of cash, each director may elect to receive all or part of his or her annual retainer in the form of Class B common stock-settled stock appreciation rights (SSARs).

Annual Equity Award. In addition to the annual retainer, each non-employee director receives an annual grant of $45,000 in SSARs. All SSARs are denominated in Class B common stock, and are immediately exercisable. The number of SSARs awarded to our non-employee directors for fiscal 2010 was determined by dividing the cash value of the award by the Black-Scholes value of our Class B common stock as of the close of trading on the date of grant, July 23, 2009. We have never backdated or re-priced equity awards to directors. We do not time our equity award grants relative to the release of material non-public information (or vice-versa).

Committee-Related Retainers. We pay our non-employee director committee chairs an annual retainer of $30,000 cash per committee chaired, payable in six installments over the Board Year. We pay our non-employee director committee members (other than committee chairs) an annual retainer of $10,000 cash, payable in six installments over the Board Year.

Meeting Fees. Non-employee directors receive a meeting fee of $5,000 per Board meeting attended in person (or telephonically, if personal attendance is not possible for medical reasons), or $2,500 if attended telephonically or for partial in-person participation. Committee members and chairs receive $2,500 per committee meeting attended in person or telephonically.

Director Candidate Travel Fees. Non-employee directors receive the equivalent of a committee meeting fee when they travel to conduct interviews of potential director candidates.

Employee Directors. In addition to, and separate from, his regular compensation as a Brown-Forman employee, we pay Geo. Garvin Brown IV $10,250 per month as compensation for his service as Presiding Chairman of the Board. Otherwise, we do not pay our employee directors

(Geo. Garvin Brown IV, Paul C. Varga and James S. Welch, Jr.) for serving on our Board, any of its committees, or on the boards or equivalent bodies of any of our subsidiaries. For additional information on the compensation we pay to Geo. Garvin Brown IV as a Brown-Forman employee, please see the “Certain Relationships and Related Transactions” section, which begins on page 52.

Expense Reimbursement. We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors, and provide an additional international travel allowance of $3,000 per meeting to directors who must travel to Board meetings from outside the United States. All of our directors are covered under the Company’s travel accident insurance and D&O liability insurance programs.

We occasionally invite our directors and their spouses to certain events, including retirement celebrations and award dinners. We believe these events provide valuable opportunities for our directors to establish and develop relationships with our senior executives, long-term stockholders, employees, and each other, furthering our objective of having a strong and cohesive Board of Directors.

Fiscal 2010 Director Compensation.

The following table sets forth the compensation we paid to our non-employee directors for their service in fiscal 2010.

Fiscal 2010 Director Compensation Table

	Fees Earned
	or
	Paid in	SSAR	All Other
	Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)(3)(4)	($)	($)

Patrick Bousquet-Chavanne	72,500	73,612	-	146,112

Martin S. Brown Jr.	73,000	39,913	-	112,913

Donald G. Calder (5)	36,613	-	-	36,613

John D. Cook	87,500	73,612	-	161,112

Sandra A. Frazier	73,000	39,913	-	112,913

Richard P. Mayer	122,500	73,612	-	196,112

William E. Mitchell	100,500	39,913	-	140,413

William M. Street	113,833	39,913	-	153,746

Dace Brown Stubbs	73,000	39,913	-	112,913

(1)	Amounts in this column reflect fees earned during fiscal 2010 and include: annual Board retainer, if paid in cash; annual committee chair and committee member retainers; and Board and committee meeting fees. Fees vary based on the length of Board service during the year, the Board member’s attendance at Board and committee meetings, and whether such Board member is chair of a committee.

(2)	Amounts include: annual Board retainer, if paid in equity; and annual equity awards for fiscal 2010. For fiscal 2010, Mr. Bousquet-Chavanne, Mr. Cook and Mr. Mayer elected to receive their Board retainer in SSARs.

(3)	Amounts reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended April 30, 2010, which are included in the Company’s Annual Report on Form 10-K as filed with the SEC. The grant date fair value of each SSAR granted to our non-employee directors as of July 23, 2009, was $43.72. All SSARs granted to non-employee directors are immediately vested and fully exercisable.

(4)	The aggregate number of Class B common stock options and SSARs outstanding for each of our non-employee directors as of April 30, 2010, is set forth below. All such options and SSARs are fully vested and exercisable.

SSAR/
Options
Outstanding
as of
Name	April 30, 2010

Patrick Bousquet-Chavanne	33,197
Martin S. Brown Jr.	14,725
John D. Cook	10,493
Sandra A. Frazier	14,725
Richard P. Mayer	35,494
William E. Mitchell	17,160
William M. Street	106,627
Dace Brown Stubbs	35,276

(5)	Donald G. Calder served a member of the Board during fiscal 2010, until his retirement on July 23, 2009.

OTHER INFORMATION

This section provides other information you should know before you cast your vote.

Certain Relationships and Related Transactions.

Related Person Transactions. SEC regulations require disclosure of certain transactions between the Company and specified categories of related persons. A “related person” generally includes any individual who served as a director or executive officer at any time during the last fiscal year, a director nominee, a person holding more than 5% of the Company’s voting securities, and any immediate family member of any such person(s). In order to ascertain information regarding related person transactions, the Company asks each director, director nominee, executive officer, and 5% beneficial owner to disclose any transaction since May 1, 2009, or any proposed transaction, in which the Company participated and in which the respondent had a direct or indirect material interest and the amount involved exceeded $120,000. The Audit Committee has reviewed and evaluated all such transactions for fiscal 2010, each of which is described below.

As a family-controlled company, we employ individuals who are considered “related persons” under SEC regulations. As of April 30, 2010, we employed six individuals – Campbell P. Brown, Christopher L. Brown, Geo. Garvin Brown IV, J. McCauley Brown, Suzanne M. Brown, and Marshall B. Farrer – who are immediate family members of executive officers, directors, or 5% beneficial owners, or who are directors or 5% beneficial owners in their own right. Each of these employees is compensated in a manner consistent with our employment and compensation policies applicable to all employees, and the aggregate amount of compensation and benefits paid by the Company to each of these employees during fiscal 2010 exceeded $120,000. For certain of these employees, pursuant to our employee relocation assistance program, we reimbursed certain relocation-related expenses and associated taxes, paid expenses related to the marketing and sale of a primary residence, provided expatriate benefits, and in the case of Mr. Farrer and Ms. Suzanne Brown, purchased their primary residences for an amount in excess of $120,000.

Director Geo. Garvin Brown IV serves as Senior Vice President of Brown-Forman Corporation and Managing Director of our Western Europe and Africa region. During fiscal 2010, Mr. Brown received a salary (including holiday bonus) of $208,928 and non-equity incentive compensation of $120,447. In addition, the Company incurred costs at a net amount of $408,017 during fiscal 2010 for certain expenses associated with Mr. Brown’s living abroad, including housing costs, benefits, and other assignment-related expenses. During fiscal 2010, Mr. Brown received as an employee of the Company long-term equity-based incentive compensation of 2,915 Class B common SSARs, with an exercise price of $43.72. The SSARs are exercisable May 1, 2012, and expire April 30, 2019. This equity award was approved by the Compensation Committee of the Board. Mr. Brown’s compensation is consistent with that of other employees with similar tenures, responsibilities, performance histories, and expatriate status. Mr. Brown receives a $10,250 per month stipend for serving as the Presiding Chairman of our Board of Directors, which stipend was approved by the Compensation Committee of the Board.

During fiscal 2010, we employed Andrew M. Varga, the brother of our CEO Paul C. Varga, as Senior Vice President and Director of Marketing, until he voluntarily terminated his employment with the Company, effective September 15, 2009. Mr. (Andrew) Varga was compensated in a manner consistent with our employment and compensation policies applicable to all employees, and the aggregate compensation paid to him during fiscal 2010 exceeded $120,000.

John Kristin Sirchio joined the Company as an executive officer (Chief Marketing Officer) in November 2009. During fiscal 2010, in connection with his relocation to Louisville, Kentucky, the Company agreed to sell to Mr. Sirchio, at its appraised value, a home previously purchased by the

Company’s relocation service provider under the Company’s employment relocation policy, at a sale price greater than $120,000.

Laura Lee Brown is a member of the Brown family, and the sister of Director Dace Brown Stubbs. Ms. Brown owns a parking garage in downtown Louisville, next to our offices at 626 West Main Street. We lease, at market rates, a number of parking spaces in this garage, and pay additional amounts for validations of parking for customers and visitors. For fiscal 2010, the Company’s total expense under this arrangement was $178,042. In addition, Ms. Brown is an investor in the 21c Museum Hotel. During fiscal 2010, Brown-Forman rented hotel rooms and conference rooms, and provided meals and entertainment at 21c, at market rates, to various corporate guests. The amount paid in fiscal 2010 to the 21c Museum Hotel for these expenses was $165,015.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee during fiscal 2010, or as of the date of this Proxy Statement, is or has been an officer or employee of the Company, and no executive officer of the Company has served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board of Directors.

Other Proposed Action.

As of June 25, 2010, we know of no business to come before the meeting other than the election of our Board of Directors. If any other corporate business should be properly presented at the meeting, the proxies will be voted in accordance with the judgment of the persons holding them.

Stockholder Proposals for the 2011 Annual Meeting.

To be considered for inclusion in next year’s Proxy Statement and form of proxy relating to the 2011 Annual Meeting of Stockholders, stockholder proposals must be received by us at our principal executive offices at 850 Dixie Highway, Louisville, Kentucky 40210, not later than February 25, 2011. Proposals should be sent to the attention of Matthew E. Hamel, our Secretary, and must comply with SEC requirements related to the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals received after February 25 will not be included in our proxy materials for the 2011 Annual Meeting. Proposals received after May 11, 2011, will be considered untimely, and the proxies solicited by us for next year’s Annual Meeting will confer discretionary authority to vote on any such matters without a description of them in the Proxy Statement for that Annual Meeting.

By Order of the Board of Directors
Matthew E. Hamel
Secretary

Louisville, Kentucky
June 25, 2010

850 Dixie Highway
Louisville, KY 40210
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 22, 2010:
The Notice of Annual Meeting, Proxy Statement and 2010 Annual Report are available at www.brown-forman.com/proxy.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.
Proxy card must be signed and dated below.
ò Please fold and detach card at perforation before mailing. ò

BROWN-FORMAN CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors
For Use by Holders of Class A Common Stock at the
Annual Meeting of Stockholders July 22, 2010.
THE UNDERSIGNED hereby appoint(s) Geo. Garvin Brown IV, Paul C. Varga and Matthew E. Hamel, and each of them, attorneys and proxies, with power of substitution, to vote all of the shares of Class A Common Stock of Brown-Forman Corporation (the “Corporation”) standing of record in the name of the undersigned at the close of business on June 14, 2010, at the Annual Meeting of Stockholders of the Corporation to be held on July 22, 2010, and at any adjournment or postponement thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director. The votes entitled to be cast by the undersigned will be cast in the discretion of the named proxy holders upon any other matter that may properly come before the meeting and any adjournment or postponement thereof.

Signature

Signature (if held jointly)
Dated:

Signature should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT.
Please promptly return your proxy in the enclosed envelope.
Proxy card must be signed and dated on reverse side.
ò Please fold and detach card at perforation before mailing. ò

BROWN-FORMAN CORPORATION	PROXY
This proxy, when properly executed, will be voted in the manner directed below by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the election of all nominees for director.
The Board of Directors recommends that you vote FOR ALL NOMINEES.
Election of Directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
(01) Patrick Bousquet-Chavanne	☐	☐	☐	(07) William E. Mitchell	☐	☐	☐
(02) Geo. Garvin Brown IV	☐	☐	☐	(08) William M. Street	☐	☐	☐
(03) Martin S. Brown, Jr.	☐	☐	☐	(09) Dace Brown Stubbs	☐	☐	☐
(04) John D. Cook	☐	☐	☐	(10) Paul C. Varga	☐	☐	☐
(05) Sandra A. Frazier	☐	☐	☐	(11) James S. Welch, Jr.	☐	☐	☐
(06) Richard P. Mayer	☐	☐	☐
     In their discretion, the Proxies are authorized to vote upon such other corporate business as may properly come before the meeting.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN, DATE AND RETURN PROMPTLY.